                                                      [CONFORMED COMPOSITE COPY]
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                              INVESTMENT AGREEMENT


                                     between


                          U.S. OFFICE PRODUCTS COMPANY


                                       and


                           CDR-PC ACQUISITION, L.L.C.








                  This is a conformed composite copy of the Investment Agreement, dated as of January 12, 1998, between U.S. Office Products Company and CDR-PC Acquisition, L.L.C., as amended by Amendment No. 1 thereto, dated as of February 3, 1998.

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--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                       Page
ARTICLE I               Purchase and Sale of Shares, Special Warrants and Warrants.......................5

         1.01           Purchase and Sale of Shares, Special Warrants and Warrants.......................5
         1.02           Time and Place of the Closing....................................................5
         1.03           Transactions at the Closing......................................................5

ARTICLE II              Covenants........................................................................6

         2.01           Covenants of the Company.........................................................6
                        (a)    Financial Statements and Other Reports....................................6
                        (b)    Inspection of Property....................................................8

ARTICLE III             Representations and Warranties...................................................9

         3.01           Representations and Warranties of the Company....................................9
                        (a)    Corporate Organization....................................................9
                        (b)    Corporate Authority......................................................10
                        (c)    No Violations; Consents and Approvals....................................11
                        (d)    Capital Stock............................................................13
                        (e)    Subsidiaries.............................................................14
                        (f)    SEC Filings..............................................................15
                        (g)    Retained Business Financial Statements...................................16
                        (h)    Undisclosed Liabilities..................................................19
                        (i)    Absence of Certain Events and Changes....................................19
                        (j)    Compliance with Applicable Laws..........................................20
                        (k)    Title to Assets..........................................................20
                        (l)    Litigation...............................................................21
                        (m)    Contracts................................................................22
                        (n)    Taxes....................................................................24
                        (o)    Employee Benefit Plans and Related Matters; ERISA........................26
                        (p)    Environmental Matters....................................................29
                        (q)    Delaware Law.............................................................30






                        (r)    Status of Shares.........................................................30
                        (s)    Intellectual Property....................................................30
                        (t)    Guarantees...............................................................32
                        (u)    Brokers or Finders.......................................................32
                        (v)    Acquisitions.............................................................32
                        (w)    Disclosure...............................................................32
                        (x)    Fairness Opinion.........................................................33
         3.02           Representations and Warranties of Purchaser.....................................33
                        (a)    Organization.............................................................33
                        (b)    Authority................................................................33
                        (c)    Conflicting Agreements and Other Matters.................................34
                        (d)    Acquisition for Investment...............................................34
                        (e)    Ownership of Securities..................................................35
                        (f)    Brokers or Finders.......................................................35
                        (g)    Future Acquisitions......................................................35

ARTICLE IV              Corporate Governance............................................................35

         4.01           Composition of the Board of Directors...........................................35
         4.02           Supermajority Voting Provisions.................................................37
         4.03           Committees......................................................................39
         4.04           By-laws.........................................................................39
         4.05           Termination of Article IV.......................................................39

ARTICLE V               Equity Purchases from the Company...............................................40

         5.01           Subscription Rights.............................................................40
         5.02           Issuance and Delivery of New Securities and Voting Stock........................41

ARTICLE VI              Limitations on Purchases of Additional Equity Securities........................41

         6.01           Purchases of Equity Securities..................................................41
         6.02           Additional Limitations..........................................................42

ARTICLE VII             Transfer of Common Stock........................................................43

         7.01           Transfer of Common Stock........................................................43


                                       ii






ARTICLE VIII            Covenants and Additional Agreements.............................................45

         8.01           Covenants of the Company........................................................45
                        (a)    Ordinary Course..........................................................45
                        (b)    No Acquisitions..........................................................45
                        (c)    No Dispositions..........................................................46
                        (d)    Other Transactions.......................................................46
                        (e)    Employee Benefits........................................................49
         8.02           Transaction Proposals...........................................................50
         8.03           Modification of Transaction Agreements; Abandonment of Distributions............53
         8.04           Transaction Agreements and Schedules............................................53
         8.05           Company Stockholder Approval; Proxy Statement...................................54
         8.06           Retained Companies Financing....................................................56
         8.07           Tender Offer....................................................................56
         8.08           Information Statements..........................................................58
         8.09           [Intentionally omitted.]........................................................59
         8.10           Tax Standstill..................................................................59
         8.11           Access and Information..........................................................60
         8.12           Further Actions.................................................................60
         8.13           Further Assurances..............................................................61

ARTICLE IX              Conditions Precedent............................................................62

         9.01           Conditions to Each Party's Obligations..........................................62
                        (a)    HSR and Other Approvals..................................................62
                        (b)    No Litigation, Injunctions, or Restraints................................62
                        (c)    Stockholders Vote........................................................62
                        (d)    Nasdaq Listing...........................................................62
                        (e)    Consummation of Distributions............................................63
                        (f)    Tax Allocation Agreement.................................................63
         9.02           Conditions to the Obligations of the Company....................................65
                        (a)    Representations and Warranties...........................................65
                        (b)    Opinion of Purchaser's Counsel...........................................66
                        (c)    Registration Rights Agreement............................................66
         9.03           Conditions to the Obligations of Purchaser......................................66
                        (a)    Representations and Warranties...........................................66
                        (b)    Transaction Agreements...................................................66



                        (c)    Performance of Obligations of the Company................................67
                        (d)    Opinion of the Company's Counsel.........................................67
                        (e)    Registration Rights Agreement............................................67
                        (f)    Financings...............................................................67
                        (g)    Tender Offer.............................................................67
                        (h)    Consulting Agreement; Transaction Fee....................................67
                        (i)    Other Parties............................................................68
                        (j)    Corporate Proceedings....................................................68
                        (k)    Management Plan..........................................................68
                        (l)    Board of Directors.......................................................69
                        (m)    Material Adverse Effect..................................................69
                        (n)    Debt Amounts.............................................................69
                        (o)    Options..................................................................69

ARTICLE X               Termination.....................................................................70

         10.01          Termination.....................................................................70
         10.02          Effect of Termination...........................................................72

ARTICLE XI              Indemnification.................................................................73

         11.01          Indemnification of Purchaser....................................................73
         11.02          Indemnification Procedures......................................................74
         11.03          Survival of Representations and Warranties......................................75

ARTICLE XII             Interpretation; Definitions.....................................................76

         12.01          Interpretation..................................................................76
         12.02          Definitions.....................................................................76

ARTICLE XIII            Miscellaneous...................................................................90

         13.01          Severability....................................................................90
         13.02          Specific Enforcement............................................................91
         13.03          Entire Agreement................................................................91
         13.04          Counterparts....................................................................91
         13.05          Notices.........................................................................91
         13.06          Amendments......................................................................93
         13.07          Cooperation.....................................................................93
         13.08          Successors and Assigns..........................................................93






         13.09          Expenses and Remedies...........................................................94
         13.10          Transfer of Shares and Warrants.................................................95
         13.11          Governing Law...................................................................96
         13.12          Publicity.......................................................................96
         13.13          No Third Party Beneficiaries....................................................97
         13.14          Consent to Jurisdiction.........................................................97


EXHIBITS

         Exhibit 1   Terms of Special Warrants
         Exhibit 2   Terms of Warrants
         Exhibit 3   Terms of Registration Rights Agreement




                  THIS INVESTMENT AGREEMENT (this "Agreement"), dated as of January 12, 1998, is entered into between CDR-PC Acquisition, L.L.C., a Delaware limited liability company ("Purchaser"), and U.S. Office Products Company, a Delaware corporation (the "Company").

                  WHEREAS the Board of Directors of the Company has approved a series of transactions pursuant to which:

                  (a) the Company will conduct a tender offer (the "Tender Offer") to repurchase 37,037,037 shares of common stock, par value $.001 per share, of the Company (the "Common Stock"), at $27 per share,

                  (b) the Company will enter into arrangements for new high-yield and bank financing in connection with the Tender Offer and the other transactions contemplated hereby (the "Proposed Financings"),

                  (c) the Company will distribute all of the issued and outstanding shares of common stock of a corporation that will own, following the Pre-Distribution Transactions (as defined herein), the Subsidiaries of the Company comprising the Company's education division ("School"), to the holders of record of the Common Stock after completion of the Tender Offer on a pro rata basis (the "School Distribution"),

                  (d) the Company will distribute all of the issued and outstanding shares of common stock of a corporation that will own, following the Pre-Distribution Transactions (as defined herein), the Subsidiaries of the Company comprising the Company's corporate travel services division ("Travel"), to the holders of record of the Common Stock after completion of the Tender Offer on a pro rata basis (the "Travel Distribution"),

                  (e) the Company will distribute all of the issued and outstanding shares of common stock of a corporation that will own, following the Pre-Distribution Transactions (as defined herein), the Subsidiaries of the Company comprising the Company's technology solutions division ("Technology"), to the holders of record of the Common Stock after completion of the Tender Offer on a pro rata basis (the "Technology Distribution"), and

                  (f) the Company will distribute all of the issued and outstanding shares of common stock of a corporation that will own, following the Pre-Distribution Transactions (as defined herein), the Subsidiaries of the Company comprising the Company's print management division ("Print"), to the holders of record of the Common Stock after completion of the Tender Offer on a pro rata basis (the "Print Distribution", and, together with the School Distribution, the Travel Distribution and the Technology Distribution, the "Distributions");

                  WHEREAS, in connection with the Distributions, the Company expects:

                  (a) (i) to execute and deliver a distribution agreement to effect the School Distribution (the "School Distribution Agreement"),
         (ii) to cause School to execute and deliver the School Distribution Agreement, and (iii) after the satisfaction or waiver of all of the conditions to the Company's obligation to consummate the School Distribution set forth in the School Distribution Agreement, and pursuant to the terms of the School Distribution Agreement, to effect the School Distribution,

                  (b) (i) to execute and deliver a distribution agreement to effect the Travel Distribution (the "Travel Distribution Agreement"),
         (ii) to cause Travel to execute and deliver the Travel Distribution Agreement, and (iii) after the satisfaction or waiver of all of the conditions to the Company's obligation to consummate the Travel Distribution set forth in the Travel Distribution Agreement, and pursuant to the terms of the Travel Distribution Agreement, to effect the Travel Distribution,

                  (c) (i) to execute and deliver a distribution agreement to effect the Technology Distribution (the "Technology Distribution Agreement"), (ii) to cause Technology to execute and deliver the Technology Distribution Agreement, and (iii) after the satisfaction or waiver of all of the conditions to the Company's obligation to consummate the Technology Distribution set forth in the Technology Distribution Agreement, and pursuant to the terms of the Technology Distribution Agreement, to effect the Technology Distribution,

                  (d) (i) to execute and deliver a distribution agreement to effect the Print Distribution (the "Print Distribution Agreement", and, together with the School Distribution Agreement, the Travel Distribution Agree ment and the Technology Distribution Agreement, the "Distribution Agreements"), (ii) to cause Print to execute and deliver the Print Distribution Agreement, and (iii) after the satisfaction or waiver of all of the conditions to the Company's obligation to consum-mate the Print Distribution set forth in the Print Distribution Agreement, and pursuant to the terms of the Print Distribution Agreement, to effect the Print Distribution, and

                  (e) to execute and deliver, and to cause each of School, Travel, Technology and Print (together, the "Distributed Companies") to execute and deliver, a tax allocation agreement (the "Tax Allocation Agreement") and certain other Transaction Agreements;

                  WHEREAS, prior to the Distributions and pursuant to the terms of the Distribution Agreements, the Company and the Distributed Companies will consummate the Pre-Distribution Transactions (as herein defined);

                  WHEREAS, following the Pre-Distribution Transactions and the record date for the Distributions:

                  (a) Purchaser wishes to purchase from the Company, and the Company wishes to sell to Purchaser, shares of Common Stock and warrants having the terms and conditions set forth in Exhibit 1 (the "Special Warrants") entitling the holder thereof to purchase shares of Common Stock together representing 24.9% of the shares of Common Stock as of the Closing Date (as herein defined) that would be outstanding after giving effect to the issuance of such shares (and assuming the conversion into Common Stock of all of the Company's issued and outstanding 5 1/2% Convertible Subordinated Notes Due 2001 issued pursuant to an Indenture, dated as of February 7, 1996, between the Company and State Street Bank and Trust Company (the "2001 Notes") that are outstanding on the Closing Date, and after giving effect to the issuance of any Contingent Stock (as defined herein)), and warrants entitling the holder thereof to purchase one share of Common Stock for each share and Special Warrant so purchased on the terms and subject to the conditions set forth in Exhibit 2 (the "Warrants"), and

                  (b) the Company and Purchaser wish to enter into a registration rights agreement (the "Registration Rights Agreement"), the principal terms of which are attached hereto as Exhibit 3;

                  WHEREAS Purchaser and the Company are entering into this Agreement to provide for such purchase and sale and to establish various rights and obligations in connection therewith;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties agree as follows:

                                    ARTICLE I

           Purchase and Sale of Shares, Special Warrants and Warrants

                  SECTION 1.01 Purchase and Sale of Shares, Special Warrants and Warrants. Upon the terms and subject to the conditions set forth herein, the Company agrees to sell to Purchaser and Purchaser agrees to purchase from the Company for an aggregate purchase price of $270 million (the "Purchase Price")
(a) shares of Common Stock representing 24.9% of the outstanding shares of Common Stock as of the Closing Date after giving effect to the issuance of such shares (the "Shares"), (b) Special Warrants representing the right to acquire a number of shares of Common Stock equal to the difference between (i) 24.9% of the sum of (A) the outstanding shares of Common Stock as of the Closing Date after giving effect to the issuance of the Shares and the exercise of the Special Warrants, and assuming the conversion into Common Stock of all the 2001 Notes outstanding on the Closing Date at the conversion price resulting from adjustments made as a result of the Tender Offer and the Distributions and (B) the number of any shares of Contingent Stock that are issued, and (ii) 24.9% of the outstanding shares of Common Stock as of the Closing Date after giving effect to the issuance of the Shares and (c) Warrants to purchase one share of Common Stock for each Share so purchased and for each share into which the Special Warrants become exercisable.

                  SECTION 1.02 Time and Place of the Closing. The closing (the "Closing") shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, 10022, at 10:00 A.M., New York time, on the third Business Day following the first date on which the conditions to Closing set forth in Article IX have first been satisfied or waived, or at such other place, time and date as the parties may agree. The Company shall give Purchaser ten Business Days prior written notice of the date the Closing is scheduled to occur. The "Closing Date" shall be the date the Closing occurs.

                  SECTION 1.03 Transactions at the Closing. At the Closing, subject to the terms and conditions of this Agreement, (a) the Company shall issue and sell to Purchaser and Purchaser shall purchase the Shares, the Special Warrants and the Warrants; (b) the Company shall deliver to Purchaser a certificate representing the Shares and certificates representing the Special Warrants and the Warrants, in each case registered in the name of Purchaser against payment of the Purchase Price with respect thereto by wire transfer of immediately available funds to an account or accounts previously designated by the Company; and (c) the Company and Purchaser shall enter into the Registration Rights Agreement.


                                   ARTICLE II

                                    Covenants

                  SECTION 2.01 Covenants of the Company. (a) Financial Statements and Other Reports. The Company covenants that it will deliver to Purchaser so long as Purchaser's Percentage Interest exceeds 10%:

                  (i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, a consolidated statement of income and a consolidated statement of cash flow of the Retained Companies for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Retained Companies as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period or date in the preceding fiscal year, all in reasonable detail and certified by the principal financial officer of the Company as presenting fairly, in accordance with GAAP applied (except as specifically set forth therein) on a basis consistent with such prior fiscal period, the information contained therein, subject to changes resulting from year-end closing and audit adjustments; provided, however, that delivery pursuant to clause (iii) below of a copy of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the SEC shall be deemed to satisfy the requirements of this clause (i);

             (ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, a consolidated statement of income, a consolidated statement of cash flow and a consolidated statement of stockholders equity of the Retained Companies for such year, and a consolidated balance sheet of the Retained Companies as of the end of such year, setting forth in each case in comparative form the corresponding figures from the preceding fiscal year, all in reason-able detail and examined and reported on by independent public accountants of recognized national standing selected by the Company, which report shall state that such consolidated financial statements present fairly the financial position of the Retained Companies as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided, however, that delivery pursuant to clause (iii) below of a copy of the Annual Report on Form 10-K of the Company for such fiscal year filed with the SEC shall be deemed to satisfy the requirements of this clause (ii);

            (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders and copies of all such registration statements (without exhibits), and all such regular and periodic reports as it shall file with the SEC;

             (iv) promptly upon receipt thereof, copies of all reports submitted to the Retained Companies by independent public accountants in connection with each annual, interim or special audit of the books of the Retained Companies made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit; and

                  (v) with reasonable promptness, such other financial data of the Retained Companies as Purchaser may reasonably request.

                  (b) Inspection of Property. The Company covenants that so long as Purchaser's Percentage Interest exceeds 10%, it will permit representatives of Purchaser to visit and inspect, at Purchaser's expense, any of the properties of the Retained Companies, to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of the Retained Companies with the officers and employees of the Retained Companies and independent public accountants (and by this provision the Company authorizes such accountants to discuss with such representatives the affairs, finances and accounts of the Retained Companies), all at such reasonable times and as often as Purchaser may reasonably request. Purchaser agrees not to disclose to any Person any information or data obtained by it pursuant to this Section 2.01(b) or Section 2.01(a)(iv) or (a)(v) until such information or data otherwise becomes publicly available or except pursuant to a valid subpoena, judicial process or its equivalent or in connection with a claim against the Company; provided that Purchaser shall have used its reasonable best efforts to give the Company advance notice of such subpoena or judicial process so that the Company may seek an appropriate protective order. Purchaser acknowledges that information obtained pursuant to the rights granted hereby may constitute material non-public information and agrees that it will comply with all applicable laws relating to the purchase or sale of securities of the Company while in possession of such information.


                                   ARTICLE III

                         Representations and Warranties

                  SECTION 3.01 Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser as follows:

                  (a) Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Retained Subsidiary having assets or annual revenues of $500,000 or more or which is otherwise material to the Retained Business (each a "Material Subsidiary") is duly organized and validly existing and, if applicable, except as set forth in Schedule 3.01(a), is in good standing, under the laws of the jurisdiction of its incorporation or organization. Each of the Retained Companies is duly qualified or licensed and, if applicable, is in good standing as a foreign corporation, in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification or licensing, except for any such failure so to qualify or be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole. Each of the Material Subsidiaries has the requisite power and authority to carry on its businesses as they are now being or will be (immediately after the Distributions) conducted. The Company has heretofore made available to Purchaser complete and correct copies of the Certificate of Incorporation of the Company (the "Company Charter") and the By-laws of the Company (the "Company By-laws") and the certificate of incorporation and by-laws, or the comparable organizational documents, of each of the Material Subsidiaries, each as amended to date and currently in full force and effect.

                  (b) Corporate Authority. Each of the Company, School, Travel, Technology and Print has (or will have at the time of such act) the requisite corporate power and authority to execute, deliver and perform each Transaction Agreement to which it is or will be a party and to consummate the transactions contemplated thereby other than, with respect to the Distributions, formal declaration of the Distributions by the Company's Board of Directors (provided that, with respect to the issuance and sale by the Company of the Shares, the Special Warrants and the Warrants, the Company shall obtain pursuant to Nasdaq Stock Market rules the approval of such issuance and sale by the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Company Meeting and entitled to vote thereon (the "Company Stockholder Approval")). The execution, delivery and performance of each Transaction Agreement by the Company and the consummation by the Company of the Pre-Distribution Transactions, the Distributions, the Proposed Financings, the Tender Offer and the issuance and sale by the Company of the Shares, Special Warrants and Warrants and of the other transactions contemplated by the Transaction Agreements have been duly authorized (or will have been duly authorized at the time of such act) by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize any Transaction Agreement or for the Company to consummate the Transactions so contemplated (other than, with respect to the issuance and sale by the Company of the Shares, the Special Warrants and the Warrants, the Company Stockholder Approval and, with respect to the Distributions, formal declaration of the Distributions by the Company's Board of Directors). The execution, delivery and performance by each of School, Travel, Technology and Print of each Transaction Agreement to which it will be party and the consummation by it of the Transactions contemplated thereby will be duly authorized at the time of such act by the Board of Directors and the stockholders of each, if required, and no other corporate proceedings on the part of School, Travel, Technology or Print will be necessary to authorize the execution, delivery and performance of any Transaction Agreement to which they will be a party or for them to consummate the Transactions so contemplated. Each Transaction Agreement to which the Company, School, Travel, Technology or Print is or will be a party is, or when executed and delivered will be, a valid and binding agreement of such party, enforceable against such party in accordance with the terms thereof, assuming (in the case of this Agreement and the Registration Rights Agreement) that each Transaction Agreement to which Purchaser is a party is a valid and binding agreement of Purchaser.

                  (c) No Violations; Consents and Approvals. (i) None of the execution, delivery or performance by the Company, School, Travel, Technology or Print of each Transaction Agreement to which any of them is or will be a party or the consummation by the Company or School, Travel, Technology or Print of the transactions contemplated thereby
         (A) will result in a violation or breach of the Company Charter or the Company By-laws, the articles of incorporation or by-laws of School, Travel, Technology or Print or the organizational documents of any of the Retained Subsidiaries or (B) will result in a violation or breach of (or give rise to any right of termination, revocation, cancellation or acceleration under or increased payments under), or constitute a default (with or without due notice or lapse of time or both) under, or result in the creation of any lien, charge, encumbrance or security interest of any kind (a "Lien") upon any of the properties or assets of the Retained Companies under, (1) subject to the govern mental filings and other matters referred to in clause (ii) below, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, obligation, instrument, offer, commitment, understanding or other arrangement (each a "Contract") or of any license, waiver, exemption, order, franchise, permit or concession (each a "Permit") to which any of the Retained Companies is a party or by which any of their properties or assets may be bound (except for the Company's credit facility with Bankers Trust Company in effect on the date hereof), or
         (2) subject to the governmental filings and other matters referred to in clause (ii) below, any judgment, order, decree, statute, law, regulation or rule applicable to the Retained Companies, except, in the case of clause (B), for violations, breaches, defaults, rights of cancellation, termination, revocation or acceleration or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole.

             (ii) Except for consents, approvals, orders, authorizations, registrations, declarations or filings as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), filings under state securities or "blue sky" laws and filings or consents referred to in Schedule 3.01(c)(ii), no consent, approval, order or authorization of, or registration, declaration or filing with, any government or any court, administrative agency or commission or other governmental authority or agency, federal, state or local or foreign (a "Governmental Entity"), is required with respect to the Company, School, Travel, Technology or Print or any of their respective Subsidiaries, in connection with the execution, delivery or performance by each of the Company, School, Travel, Technology and Print of each Transaction Agreement to which any of them is or will be a party or the consummation by the Company and

         School, Travel, Technology and Print of the Transactions contemplated thereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations, filings or agreements would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole).

                  (d) Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock, of which an aggregate of 132,958,606 shares of Common Stock were issued and outstanding as of the close of business on January 9, 1998, and (ii) 500,000 shares of preferred stock, $.001 par value per share, of which none were issued and outstanding as of the close of business on January 9, 1998. As of the close of business on January 9, 1998, there were outstanding under the Company's 1994 Long-Term Incentive Plan, the 1994 Amended and Restated Long-Term Incentive Plan, the 1996 Non-Employee Directors' Stock Plan, the 1997A Stock Option Plan for Employees of Mail Boxes Etc., the 1997B Stock Option Plan for Employees of Mail Boxes Etc. and the 1997 Stock Option Plan for former Non-Employee Directors of Mail Boxes Etc. (collectively, the "Company Stock Plans") options to acquire an aggregate of 21,236,778 shares of Common Stock (subject to adjustment on the terms set forth therein) of which 706,778 are subject to allocation pursuant to option pools, as set forth on Schedule 3.01(d)(ii). As of the close of business on January 9, 1998, there were outstanding under the Company Stock Plans no shares of restricted stock and 3,220 deferred shares had been reserved for issuance pursuant to the 1996 Non-Employee Directors Stock Plan. As of the close of business on January 9, 1998, the Company had no shares of Common Stock reserved for issuance of restricted stock. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date hereof the Company has outstanding $230,000,000 in 5 1/2% Convertible Subordinated Notes Due 2003 issued pursuant to an Indenture, dated as of May 22, 1996, between the Company and The Chase Manhattan Bank, N.A. (the "2003 Notes") and $143,750,000 in 2001 Notes, convertible into shares of Common Stock at any time prior to maturity at a conversion price of $31.60 and $19.00 per share, respectively. Except as set forth on Schedule 3.01(d), there are no preemptive or similar rights on the part of any holders of any class of securities of the Company or of any of the Retained Subsidiaries. Except for the Common Stock, the 2003 Notes and the 2001 Notes, as set forth above, the Company has outstanding no bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above or on Schedule 3.01(d), as of the date of this Agreement, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights, contracts, commitments, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries contingently or otherwise to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Retained Subsidiaries. Except (y) with respect to the withholding of exercise price or withholding taxes under any Company Stock Plan or (z) pursuant to the Tender Offer, there are no outstanding Contracts of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or of any of the Retained Subsidiaries.

                  (e)  Subsidiaries.  (i)  Schedule 3.01(e)
         contains a complete and correct description of the shares of stock or other equity interests that are authorized, or issued and outstanding, of each of the Retained Companies (other than the Company). Except for Subsidiaries that will not be Subsidiaries of the Company after the Distributions, the Company has no equity interests with a value of $500,000 or more in any Person other than the Retained Companies, and there are no commitments on the part of the Company or any Material Subsidiary to contribute additional capital in respect of any equity interest in any Person. Each of the outstanding shares of capital stock of each of the Retained Subsidiaries has been duly authorized and validly issued, and is fully paid and nonassessable. Except as set forth on Schedule 3.01(e)(i), all of the outstanding shares of capital stock of each Retained Subsidiary are owned, either directly or indirectly, by the Company free and clear of all Liens.

             (ii) Schedule 3.01(e)(ii) contains a complete and correct list of all Material Subsidiaries of the Company.

            (iii) Schedule 3.01(e)(iii) contains a complete and correct list setting forth the respective Material Subsidiaries of each of the Company, School, Travel, Technology and Print immediately following the Distributions.

                  (f) SEC Filings. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since June 30, 1995 (the "Company SEC Documents"). As of its filing date, each Company SEC Document filed, as amended or supplemented, if applicable, (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (g) Retained Business Financial Statements. (i) Attached hereto as Annex A(i) are a consolidated balance sheet as of April 26, 1997 (the "Balance Sheet") and a consolidated balance sheet as of April 30, 1996 and consolidated statements of income, consolidated statements of cash flow and consolidated statements of stockholders' equity for the years ended April 30, 1995 and 1996 and April 26, 1997, in each case for the Company (such financial statements, including the notes thereto, the "Company Business Financial Statements"), together with the report of the Company's independent accountants thereon. Each of the Balance Sheet and the consolidated balance sheet as of April 30, 1996 (including any related notes and schedules) presents fairly in all material respects the consolidated financial position of the Company as of their respective dates, and each of the consolidated statements of income, consolidated statements of cash flow and consolidated statements of stockholders' equity included in the Company Business Financial Statements (including any related notes and schedules) fairly presents in all material respects the income, cash flows and stockholders equity, as the case may be, of the Company for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods presented therein except as indicated in the notes thereto, prior to the announcement of the Transactions. Upon announcement of the Transactions, the Company Business Financial Statements will require adjustment to reflect (i) the change in the accounting treatment of certain acquisitions from the pooling-of-interests method to the purchase method; (ii) the treatment of certain of the Distributions as discontinued operations, and (iii) certain footnote disclosure regarding the Transactions.

             (ii) Attached hereto as Annex A(ii) are the unaudited consolidated balance sheet for the Company as of October 25, 1997 and the unaudited consolidated statement of income of the Company for the six months then ended (such financial statements, including the notes thereto, the "Unaudited Company Business Financial Statements"). The Unaudited Company Business Financial Statements have been prepared in all material respects in accordance with GAAP consistently applied and on that basis fairly present the consolidated financial condition and results of operations of the Company as of the date thereof and for the period indicated, except that the Company Business Financial Statements omit footnote disclosures required by GAAP and are subject to normal, recurring year-end closing and audit adjustments, prior to the announcement of the Transactions. Upon announcement of the Transactions, the Unaudited Company Business Financial Statements will require adjustment to reflect (i) the change in the accounting treatment of certain acquisitions from the pooling-of-interests method to the purchase method; (ii) the treatment of certain of the Distributions as discontinued operations, and (iii) certain footnote disclosure regarding the Transactions.

            (iii) Attached hereto as Annex A(iii) are the unaudited pro forma combined balance sheet for the Retained Business as of October 25, 1997 (the "Pro Forma Balance Sheet"), the unaudited pro forma combined statement of income for the Retained Business for the fiscal year ended April 26, 1997 and the six month period ended October 25, 1997 (the "Pro Forma Income Statements"), and the notes to such unaudited pro forma financial statements (the "Notes to Pro Forma Financial Statements", and, together with the Pro Forma Balance Sheet and the Pro Forma Income Statements, the "Pro Forma Retained Business Financial Statements"). The Pro Forma Retained Business Financial Statements have been prepared in accordance with Article 11 of Regulation S-X; reflect the adjustments necessary to change accounting treatment for certain past acquisitions from the pooling of interests method to the purchase method; and give effect to the Proposed Financings, the Tender Offer, the Distributions and the purchase of the Shares, Special Shares and Warrants by Purchaser. The Pro Forma Income Statements have been prepared as if all such Transactions had occurred at the beginning of fiscal 1997 and the Pro Forma Balance Sheet has been prepared as if all such transactions had occurred as of October 25, 1997.

             (iv) Attached hereto as Annex A(iv) are a consolidated balance sheet for the Retained Business as of April 26, 1997 (the "Audited Balance Sheet") and the consolidated statements of income of the Retained Business for the fiscal year then ended (such financial statements, including the notes thereto, the "Audited Retained Business Financial Statements"), together with the report of the Company's independent accountants thereon. The Audited Retained Business Financial Statements (including any related notes and schedules) will fairly present in all material respects the consolidated financial position of the Retained Business as of the date thereof, and fairly present in all material respects the income of the Retained Business for the period set forth therein, in accordance with GAAP applied on a consistent basis throughout the periods presented therein except as indicated in the notes thereto.

                  (v) The balance sheets included in the Pro Forma Retained Business Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Retained Business after giving effect to the Transactions. The statements of income, statements of stockholders equity and statements of cash flows included in the Pro Forma Retained Business Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Retained Business after giving effect to all such Transactions. The statements of income included in the Pro Forma Retained Business Financial Statements reflect all of the material costs and expenses incurred in connection with the Retained Business, including those incurred in generating the revenues reflected in the Pro Forma Retained Business Financial Statements, in each case, for the periods covered thereby, that would be required to be so reflected under GAAP in consolidated financial statements of the Retained Business prepared on a pro forma basis after giving effect to all such transactions.

                  (h) Undisclosed Liabilities. Except (i) for the items listed in Schedule 3.01(h) hereto, (ii) as and to the extent disclosed or reserved against on the Balance Sheet, the Pro Forma Balance Sheet and the Audited Balance Sheet or in the footnotes thereto and (iii) as incurred after the date of the Pro Forma Balance Sheet in the ordinary course of the Retained Business consistent with prior practice and not prohibited by this Agreement, the Retained Companies do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, are or would be material to the Retained Companies, taken as a whole.

                  (i) Absence of Certain Events and Changes. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof and any amendments filed with respect thereto prior to the date hereof (the "Filed Company SEC Documents") or as otherwise contemplated or permitted by this Agreement or the other Transaction Agreements, and except for any items referred to in
         Schedule 3.01(i), since October 25, 1997, the Company and its Subsidiaries have conducted the Retained Business in the ordinary course consistent with past practice and there has not been any event, change or development which, individually or in the aggregate, would have a Material Adverse Effect on the Retained Companies, taken as a whole.

                  (j) Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents, each of the Retained Companies is in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to it that relate to the Retained Business, and neither the Company nor any of the Retained Companies has received any notice alleging noncompliance except, with reference to all the foregoing, where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole. This
         Section 3.01(j) does not relate to employee benefits matters (for which Section 3.01(o) is applicable), environmental matters (for which
         Section 3.01(p) is applicable) or tax matters (for which Section 3.01(n) is applicable). Each of the Retained Companies has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except where the failure to have such Permits or rights would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole. All such Permits are in full force and effect and the Retained Companies are in compliance with the terms of such Permits, except where the failure to be in full force and effect or in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole.

                  (k) Title to Assets. (i) Except as set forth in Schedule 3.01(k)(i), each of the Retained Companies owns and has good and valid title to, or a valid leasehold interest in, or otherwise has sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), used by the Retained Business or held for use by the Retained Business in connection with the conduct of, or otherwise material to, the Retained Business (the "Assets"), including Assets reflected on the Balance Sheet or acquired since the date thereof, except for Assets disposed of in the ordinary course of business consistent with past practice and in accordance with this Agreement and except for such defects in title which, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, in each case free and clear of any Liens except for Permitted Liens. This Section 3.01(k) does not relate to intellectual property (for which Section 3.01(s) is applicable). A list of all owned real property and leased real property having an annual base rental of more than $20,000 or having square footage in excess of 5,000 square feet relating to the Retained Business is set forth on Schedule 3.01(k) and such owned and leased real property constitutes all the fee and leasehold interests meeting such description held by the Retained Companies, except for any such fee or leasehold interests acquired or disposed of in the ordinary course of business consistent with past practice after the date hereof and in accordance with this Agreement, and constitutes all the fee and leasehold interests meeting such description used by the Retained Business or held for use by the Retained Business in connection with the conduct of the Retained Business.

             (ii) Except as referred to in Schedule 3.01(k)(ii), each Retained Company has (A) good and insurable title to its owned real properties and (B) valid and subsisting leasehold interests in its leased real properties, in each case, free and clear of any Liens, except for (1) Permitted Liens and (2) easements, covenants, rights-of-way, other matters of record and other matters subject to which the leases of the Retained Companies' real properties are granted.

                  (l) Litigation. Except as disclosed in the Filed Company SEC Documents or referred to on Schedule 3.01(l), as of the date hereof there are no civil, criminal or administrative actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against any of the Retained Companies that, individually or in the aggregate, are likely to have a Material Adverse Effect on the Retained Companies, taken as a whole. Except as disclosed in the Company SEC Documents, there are no outstanding judgments, orders, decrees, or injunctions of any Governmental Entity against any of the Retained Companies that, insofar as can reasonably be foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on the Retained Com panies, taken as a whole.

                  (m) Contracts. (i) Schedule 3.01(m) contains a complete and correct list, as of the date hereof, of all Contracts that are of the types listed in clauses (A) through (G) below to which any of the Retained Companies is a party (the "Material Contracts"):

                           (A) employment, consulting, severance, and other
                  material Contracts relating to or for the benefit of current, future or former employees, officers or directors (excluding sales persons) of the Retained Business requiring annual base payments going forward in excess of $250,000;

                           (B) Contracts relating to the borrowing of money or
                  obtaining of or extension of credit (other than in the ordinary course of business), including letters of credit, guarantees and material security agreements;

                           (C) joint venture, partnership and similar Contracts
                  (excluding joint purchasing arrangements with no minimum purchase requirements), involving a sharing of profits or expenses, that are material or involve any obligation on the part of the Company to commit capital (excluding commitments not exceeding $100,000 in the aggregate);

                           (D) Contracts prohibiting or materially restricting
                  the ability of any Retained Company to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person;

                           (E) Contracts that are material to the business,
                  operations, results of operations, condition (financial or otherwise), assets or properties of the Retained Companies taken as a whole;

                           (F) any employment agreement (and any other agreement
                  involving annual payments in excess of $150,000) with change of control or "event risk" provisions relating to the Company; and

                           (G) any employment agreement or other agreement
                  requiring the Company to compensate any employee for any tax imposed as a result of any excess parachute payment under
                  Section 280G of the Code.

             (ii) All Material Contracts are legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Retained Companies, taken as a whole, provided that no representation is made as to the enforceability of any non-competition provision in any employment agreements. Except as set forth in Schedule 3.01(n), there does not exist under any Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of any of the Retained Companies or, to the knowledge of the Company, any other Person, other than such violations, breaches or events of default as would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole. Except as set forth in Schedule 3.01(m), the enforceability of all Material Contracts will not be adversely affected in any manner by the execution, delivery or performance of this Agreement or the consummation of the Transactions, and no Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Transactions.

                  (n) Taxes. (i) Except as set forth on Schedule 3.01(n), (A) all Tax Returns required to be filed by or on behalf of each of the Company and the Retained Subsidiaries have been filed except to the extent that a failure to file, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole; (B) all such Tax Returns filed are complete and accurate in all respects, other than any incompleteness or any inaccuracy that would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies taken as a whole, and all Taxes shown to be due on such Tax Returns have been paid; (C) no written claim (other than a claim that has been finally settled) has been made by a taxing authority that any of the Company or the Retained Subsidiaries is subject to an obligation to file Tax Returns or to pay or collect Taxes imposed by any jurisdiction in which such Retained Company does not file Tax Returns or pay or collect Taxes, other than any such claim that would not have a Material Adverse Effect on such Retained Company or for which adequate reserves have been provided on the balance sheet contained in the Unaudited Company Business Financial Statements and the Pro Forma Balance Sheet; (D) there is no deficiency with respect to any Taxes which would, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole, other than any such deficiency for which adequate reserves have been provided on the balance sheet contained in the Unaudited Company Business Financial Statements and the Pro Forma Balance Sheet; and (E) all material assessments for Taxes due with respect to completed and settled examinations or concluded litigation have been paid which, individually or in the aggregate (with respect to any Retained Company), exceed $100,000. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, franchise, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including interest and penalties, and additions thereto; and "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes.

             (ii) Except as set forth in Schedule 3.01(n), each of the Company and the Retained Subsidiaries has duly and timely withheld all Taxes required to be withheld in connection with its business and assets, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose, except to the extent that any failure to do so would not have a Material Adverse Effect on the Retained Companies, taken as a whole.

            (iii) Except as set forth in Schedule 3.01(n), (A) none of the Company and the Retained Subsidiaries is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnification or similar agreement or arrangement (other than any agreement for the acquisition of one or more of the Retained Subsidiaries) with any Person other than any of the Retained Companies, which might result in a

         Material Adverse Effect to the Retained Company which entered into such agreement or arrangement; and (B) none of the Company and the Retained Subsidiaries is or has been at any time a member of any group of companies filing a consolidated, combined or unitary income tax return other than any such group (1) the common parent of which is the Company or any Retained Subsidiary or (2) the common parent of which has not held any asset other than shares of one or more of the Retained Subsidiaries.

             (iv) Except as set forth in Section 3.01(n) of the Disclosure Schedule, (A) all taxable periods of each of the Company and the Retained Subsidiaries ending before December 31, 1993 are closed or no longer subject to audit; (B) none of the Company and the Retained Subsidiaries is currently under any audit by any taxing authority as to which such taxing authority has asserted in writing any claim which, if adversely determined, could have a Material Adverse Effect on such Retained Company; and (C) no waiver of the statute of limitations is in effect with respect to any taxable year of the Company or any of the Retained Subsidiaries.

                  (o) Employee Benefit Plans and Related Matters; ERISA. (i) Employee Benefit Plans. Each Employee Benefit Plan that provides for equity-based compensation or that has associated costs that are expected to be material to the Company or the Retained Companies in the aggregate and that is expected to provide for contributions to be made by any of the Retained Companies or their Employees after the date hereof or to permit the accrual of additional benefits by any Employee of the Retained Companies after the date hereof is either listed on
         Schedule 3.01(o) or has been filed with the SEC as a material contract (collectively, the "Retained Plans"). Except as set forth on Schedule 3.01(o), neither the Company nor any of its Subsidiaries has communicated to any Employee any intention or commitment to modify any Retained

         Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement which would, if it existed on the date hereof, be a Retained Plan.

             (ii) Qualification. Except to the extent that failure to meet the requirements of section 401(a) of the Code would not result in any material liability as to which adequate reserves have not been established, each Employee Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, (A) has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status or (B) a timely application for such a favorable determination letter was filed and the Company has no reason to believe that such a favorable determination letter will not be granted.

            (iii) Compliance; Liability. (A) No liability has been or is reasonably expected to be incurred under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans that is or would be material to the Company or, following the Closing, to the Retained Companies in the aggregate.

                  (B) Each of the Employee Benefit Plans has been operated and administered in all respects in compliance with its terms, all applicable laws and all applicable collective bargaining agreements, except for any failure so to comply that, individually and in the aggregate, could not reasonably be expected to result in a material liability or obligation on the part of the Retained Companies in the aggregate. There are no pending or threatened claims by or on behalf of any of the Employee Benefit Plans, by any Employee or otherwise involving any such Employee Benefit Plan or the assets of any Employee Benefit Plan (other than routine claims for benefits, all of which have been fully reserved for on the regularly prepared balance sheets of the Company) which would reasonably be expected to result in any material liability to the Retained Companies in the aggregate.

                  (C) Except to the extent that it would not give rise to a material liability or obligation on the part of the Company or the Retained Companies, no Employee is or will become entitled to post-employment benefits of any kind by reason of employment with the Company or its Subsidiaries, including, without limitation, death or medical benefits (whether or not insured), other than (x) coverage mandated by section 4980B of the Code, (y) retirement benefits payable under any Plan qualified under section 401(a) of the Code or (z) accrued deferred compensation. The consummation of the Transactions will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee by any of the Retained Companies.

             (iv) Employees, Labor Matters, etc. Except as set forth on Schedule 3.01(o), neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company or any of its Subsidiaries. Since April 26, 1997, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.01(o), there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no petition pending or threatened with respect to any employee of any the Company or its Subsidiaries. The Company and its Subsidiaries has complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure so to comply that, individually and in the aggregate, could not result in any material liability to the Retained Companies in the aggregate.

                  (p) Environmental Matters. Except as disclosed in the Filed Company SEC Documents or as set forth on Schedule 3.01(p) and except for such matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole,
         (i) the Retained Companies are in compliance with all applicable Environmental Laws (as defined below), (ii) the Retained Companies have all Permits required under Environmental Laws for the operation of the Retained Business as presently conducted ("Environmental Permits"),
         (iii) none of the Retained Companies has received notice from any Governmental Entity asserting that any of the Retained Companies may be in violation of, or liable under, any Environmental Law, and (iv) there are no actions, proceedings or claims pending (or, to the knowledge of the Retained Companies, threatened) seeking to impose any liability on the Retained Companies in respect of any Environmental Laws, Environmental Permits or Hazardous Substances.

                  For purposes of this Agreement, "Environmental Law" means any federal, state, local or foreign law, statute, regulation or decree relating to (x) the protection of the environment or (y) the use, storage, treatment, generation, transportation, processing, handling, release or disposal of Hazardous Substances, in each case as in effect on the date hereof. "Hazardous Substance" means any waste, substance, material, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated, under any Environmental Law.

                  (q) Delaware Law. The Company has taken all action necessary to ensure that the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL") will not be applicable to Purchaser or its Affiliates as a result of the transactions contemplated by this Agreement.

                  (r) Status of Shares. The Shares being issued at the Closing have been duly authorized by all necessary corporate action on the part of the Company, and at Closing such Shares will have been validly issued and, assuming payment therefor has been made, will be fully paid and nonassessable, and the issuance of such Shares will not be subject to preemptive rights of any other stockholder of the Company. The Warrant Shares and the Special Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company, and such shares of Common Stock have been validly reserved for issuance, and, assuming payment therefor has been made, upon issuance and exercise of the Warrants or the Special Warrants, as the case may be, will be validly issued and outstanding, fully paid and nonassessable. Assuming the Company Stockholder Approval has been obtained, the Shares, Warrants and Special Warrants will be eligible for listing on the Nasdaq Stock Market.

                  (s) Intellectual Property. The Intellectual Property that is owned by the Retained Companies constitutes all of the Intellectual Property that is material to the Retained Companies as a whole, except for Intellectual Property subject to written or oral licenses, agreements or arrangements pursuant to which the use of Intellectual Property by any Retained

          Company is permitted by any Person (the "Company Intellectual Property"). The Company Intellectual Property that is owned by the Retained Companies is owned free from any Liens (other than Permitted Liens). Except as set forth in Schedule 3.01(s), all material Intellectual Property Licenses are in full force and effect in accordance with their terms, and are free and clear of any Liens (other than Permitted Liens). Except as set forth in Schedule 3.01(s), immediately after the Closing, the Retained Companies will own or have the right to use all the Company Intellectual Property, in each case free from Liens (except for Permitted Liens incurred in the ordinary course of business) and on the same terms and conditions as in effect prior to the Closing. Except as set forth in Schedule 3.01(s), the conduct of the Retained Business does not infringe or conflict with the rights of any third party in respect of any Intellectual Property, except where such conduct would not materially affect the ability of the Retained Companies to conduct their business as presently conducted. Except as set forth in Schedule 3.01(s), to the knowledge of the Company, none of the Company Intellectual Property is being infringed by any third party except where such infringement would not have a Material Adverse Effect on the Retained Companies taken as a whole. Except as set forth in Schedule 3.01(s), there is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the knowledge of the Company, threatened, that challenges the rights of any of the Retained Companies in respect of any Company Intellectual Property, or that claims that any default exists under any Intellectual Property License, except where such claim, demand or proceeding would not materially affect the ability of the Retained Companies to conduct their business as presently conducted. Except as set forth in Schedule 3.01(s), none of the Company Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other Governmental

          Entity materially adverse to the Company. Except as set forth in
          Schedule 3.01(s), the Intellectual Property owned by the Retained Companies and material to the Retained Companies taken as a whole has been duly registered with, filed in or issued by, as the case may be, the appropriate filing offices, domestic or foreign, to the extent necessary or desirable to ensure usual and customary protection for the Company Intellectual Property in the relevant jurisdiction under any applicable law, and the same remain in full force and effect. The Retained Companies have taken all necessary actions to ensure usual and customary protection for the Company Intellectual Property in the relevant jurisdiction of the Company Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property) under any applicable law.

                  (t) Guarantees. Except as set forth on Schedule 3.01(t), none of the obligations or liabilities of any of the Distributed Companies will be guaranteed by or subject to a contingent obligation of any of the Retained Companies following the Distributions (excluding lease guarantees involving obligations in an aggregate amount not to exceed $100,000).

                  (u) Brokers or Finders. Except as set forth on Schedule 3.01(u), no agent, broker, investment banker or other firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

                  (v) Acquisitions. Schedule 3.01(v) sets forth a true and correct list of the 25 largest acquisitions (in terms of aggregate consideration) of businesses made by the Company since its inception. The Company has provided Purchaser with copies of the acquisition agreements and all schedules thereto for each acquisition listed on
         Schedule 3.01(v).

                  (w) Disclosure. No representation or warranty by the Company contained in this Agreement or in any certificate to be furnished by or on behalf of the Company pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading with respect to the Retained Business as a whole or the transactions contemplated by this Agreement.

                  (x) Fairness Opinion. The Board of Directors of the Company has received a fairness opinion, customary in form and substance, from Morgan, Stanley & Co., Incorporated.

                  SECTION 3.02 Representations and Warranties of Purchaser. Purchaser represents and warrants as of the date hereof as follows:

                  (a) Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

                  (b) Authority. Purchaser has the requisite limited liability company power and authority to execute, deliver and perform each Transaction Agreement to which it is a party and to consummate the Transactions. All necessary action required to have been taken by or on behalf of Purchaser by applicable law, its limited liability company agreement or otherwise to authorize the approval, execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the Transactions have been duly authorized, and no other proceedings on its part are or will be necessary to authorize this Agreement or for it to consummate the Transactions. This Agreement is a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with the terms hereof, assuming that this Agreement is a valid and binding agreement of the Company.

                  (c) Conflicting Agreements and Other Matters. Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any mortgage, security interest, encumbrance, lien or charge of any kind upon any of the properties or assets of Purchaser pursuant to, or require any consent, approval or other action by or any notice to or filing with any court or administrative or governmental body pursuant to, the organizational documents or agreements of Purchaser or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation by which Purchaser is bound (assuming that the Company shall have made or obtained all consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 3.01(c)(ii)), except for filings after the Closing under Section 13(d) of the Exchange Act and filings under the HSR Act.

                  (d) Acquisition for Investment. Purchaser is acquiring the Shares, Warrants and Special Warrants being purchased by it for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and Purchaser has no present intention or plan to effect any distribution of Shares, Warrants, Special Warrants, Warrant Shares or Special Warrant Shares; provided that the disposition of such Purchaser's property shall at all times be and remain within its control and subject to the provisions of this Agreement and the Registration Rights Agreement. Purchaser has delivered to the Company a complete and correct copy of a commitment letter from the Fund for $270 million of common equity financing. The Fund constitutes a "venture capital operating company" within the meaning of
         Section 2510.3-101(d) of the regulations promulgated under ERISA and the transactions contemplated by this Agreement shall not adversely affect such status.

                  (e) Ownership of Securities. At the date hereof Purchaser does not Beneficially Own, directly or, to the knowledge of Purchaser, indirectly (or have any option or other right to acquire), any securities of the Company other than the Shares, Warrants and Special Warrants being purchased by it hereunder.

                  (f) Brokers or Finders. Except as set forth in Schedule 3.02(f), no agent, broker, investment banker or other firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Purchaser in connection with any of the transactions contemplated by this Agreement.

                  (g) Future Acquisitions. Purchaser has no present plan or intention to acquire, directly or indirectly, shares of capital stock comprising 50% or more of the Total Voting Power or 50% or more of the total fair market value of all shares of outstanding capital stock of the Company.


                                   ARTICLE IV

                              Corporate Governance

                  SECTION 4.01 Composition of the Board of Directors. (a) At and after the Closing, the Board of Directors of the Company shall consist of nine directors (subject to the right to increase the Board of Directors pursuant to Section 4.01(b)(iii)). Three members of the Board of Directors shall initially be designated by the Purchaser (the "Investor Directors"). Six members of the Board (the "Non-Investor Directors") shall initially be designated by the Company, subject to the conditions set forth in Section 9.03(l), and shall include the chief executive officer of the Company. So long as Purchaser shall have the right to nominate at least two directors pursuant to clause (i) below, Purchaser shall be entitled to designate the Chairman of the Board of Directors, provided that the Chairman of the Board, if designated by Purchaser, shall be an Investor Director.

                  (b) Purchaser shall be entitled to nominate three directors for election, provided:

                  (i) if the total number of shares of Common Stock represented by the Shares, the Special Warrants and the Warrants ("Purchaser's Total Securities") declines by more than 33 1/3% but less than 66 2/3% from Purchaser's Total Securities at Closing by reason of sales or other dispositions of Common Stock, Warrants or Special Warrants by Purchaser, Purchaser shall have the right to nominate two directors;

             (ii) if Purchaser's Total Securities declines by 662/3% or more from Purchaser's Total Securities at Closing, but Purchaser's Percentage Interest remains at least 5% of the outstanding Voting Securities, by reason of sales or other dispositions of Common Stock, Warrants or Special Warrants by Purchaser, Purchaser shall have the right to nominate one director;

            (iii) in the event that the size of the Board of Directors shall be increased, Purchaser shall have the right to at least proportionate representation on the Board following such increase based on the composition of the Board as between Investor Directors and Non-Investor Directors immediately prior to such increase; provided that in no event shall the Board consist of more than 12 directors; and

             (iv) if the chief executive officer of the Company is not then a member of the Board of Directors or a nominee for membership thereon, the Purchaser shall be entitled to approve an additional nominee to the Board of Directors.

                  (c) The Company shall not, and shall not permit its Affiliates to, solicit proxies (as such terms are used in the proxy rules of the SEC) of the stockholders of the Company to vote against any of the nominees selected by the Purchaser or for the approval of any stockholder or other proposals that are inconsistent with the rights afforded the Purchaser pursuant to this Agreement and the other Transaction Agreements.

                  SECTION 4.02 Supermajority Voting Provisions. So long as Purchaser has the right to designate at least two nominees to the Board of Directors of the Company pursuant to Section 4.01(b):

                  (a) neither the Company nor the Board of Directors shall cause or permit to occur any of the following events without the affirmative vote of not less than three-fourths of the members of the Board of Directors of the Company:

                           (i) any issuance of Equity Securities other than (A)
                  issuances pursuant to employee stock option or incentive compensation plans of Equity Securities (other than in respect of options outstanding as of the date hereof) in an aggregate amount not to exceed 5% of the Common Stock outstanding immediately following the Closing on a fully diluted basis ("Permitted Options"), or (B) issuances pursuant to acquisitions or in public offerings, such issuances not to exceed 5% of the Common Stock outstanding immediately following the Closing on a fully diluted basis in any one issuance or 20% in the aggregate, provided, however, that no such issuance shall be permitted if as a result thereof any Person would own 10% of the Common Stock outstanding immediately following such issuance on a fully diluted basis;

                      (ii) (A) any merger, consolidation or other business
                  combination to which the Company is a party or any decision whether to approve a tender offer involving the Company's Equity Securities, in any case other than a Cash Transaction (as defined in Section 4.02(b)(i) below) or a Permitted Securities Transaction (as defined in Section 4.02(b)(ii)) below, or (B) any amendment of any shareholder rights plan (or "poison pill") maintained by the Company and any redemption of the rights issued thereunder, except to permit a Cash Transaction or a Permitted Securities Transaction;

                     (iii) any sale, lease, transfer or other disposition in one transaction or a series of related transactions of all or substantially all the assets of the Company, in any case other than a Cash Transaction or Permitted Securities Transaction; or

                      (iv) any major recapitalization or similar transaction or
                  series of transactions involving the Company;

                           (v)  any dissolution or complete or partial
                  liquidation of the Company; or

                      (vi) any amendment or modification of the Company Charter
                  or the Company By-laws that is inconsistent with the provisions of this Agreement and the rights afforded to Purchaser hereunder.

                  (b) For purposes of this Agreement:

                           (i) "Cash Transaction" means any merger,
                  consolidation or other business combination or sale of all or substantially all the assets of the Company to which the Company is a party or any decision whether to approve a tender offer for all of the Company's Equity Securities, in any case if the consideration involved in such transaction is all cash;

                      (ii) "Permitted Securities Transaction" means any merger,
                  consolidation or other business combination to which the Company is a party or any decision whether to approve a tender or exchange offer for all of the Company's Equity Securities, in any case if all consideration involved in such transaction is cash and/or shares of a registered, freely tradeable, listed common equity security for which there was an aggregate public market capitalization equal to at least the greater of $5 billion or the market capitalization of the Company's Equity Securities, in each case determined immediately prior to the approval of such transaction by the Board of Directors of the Company.

                  SECTION 4.03 Committees. Subject to any law or stock exchange rule prohibiting committee membership by Affiliates of the Company, Purchaser shall be entitled to at least proportionate representation by Investor Directors on any committee of the Board of Directors, based on the composition of the Board as between Investor Directors and Non-Investor Directors.

                  SECTION 4.04 By-laws. The Company and Purchaser shall take or cause to be taken all lawful action necessary to ensure at all times as of and following the Closing Date that the Company By-laws are not inconsistent with the provisions of this Agreement or the transactions contemplated hereby.

                  SECTION 4.05 Termination of Article IV. This Article IV shall terminate and be of no further force or effect on the earlier to occur of (a) the fifth anniversary of the Closing and (b) the date on which the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then owned by Purchaser

(other than any Voting Securities acquired in violation of this Agreement) is greater than 50%.


                                    ARTICLE V

                        Equity Purchases from the Company

                  SECTION 5.01 Subscription Rights. So long as Purchaser has the right to nominate an Investor Director pursuant to Section 4.01, if the Company's Board of Directors shall authorize the issuance of New Securities for cash (other than any New Securities issued (i) to officers, employees or directors of the Company or any of its Subsidiaries pursuant to any employee stock offering, plan or arrangement (x) in effect on the date hereof, (y) which constitutes Permitted Options or (z) approved by any Investor Director, (ii) in connection with any acquisition transaction, (iii) in any public offering registered under the Securities Act or in any financing transaction in which sales or resales are effected through Rule 144A or Regulation S under the Securities Act or any successor or comparable provisions thereto and (iv) to Purchaser or its Affiliates (other than the Company and its Subsidiaries)), then, prior to each such issuance of New Securities, the Company shall offer to Purchaser a Pro Rata Share of such New Securities. Any offer of New Securities made to Purchaser under this Section 5.01 shall be made by notice in writing (the "Subscription Notice") at least 10 Business Days prior to the date on which the meeting of the Company's Board of Directors is held to authorize the issuance of such New Securities. The Subscription Notice shall set forth (i) the number of New Securities proposed to be issued to Persons other than Purchaser and the terms of such New Securities, (ii) the consideration (or manner of determining the consideration), if any, for which such New Securities are proposed to be issued and the terms of payment, (iii) the number of New Securities offered to Purchaser in compliance with the provisions of this
Section 5.01 and (iv) the proposed date of issuance of such New Securities. Not later than 20 Business Days after its receipt of a Subscription Notice, Purchaser shall notify the Company in writing whether it elects to purchase all or any portion of the New Securities offered to Purchaser pursuant to the Subscription Notice. If Purchaser shall elect to purchase any such New Securities, the New Securities which it shall have elected to purchase shall be issued and sold to Purchaser by the Company at the same time and on the same terms and conditions as the New Securities are issued and sold to third parties. If, for any reason, the issuance of New Securities to third parties is not consummated, Purchaser's right to its Pro Rata Share of such issuance shall lapse, subject to Purchaser's ongoing subscription right with respect to issuances of New Securities at later dates or times.

                  SECTION 5.02 Issuance and Delivery of New Securities and Voting Stock. The Company represents and covenants to Purchaser that (i) upon issuance, all the shares of New Securities sold to Purchaser pursuant to this
Article V shall be duly authorized, validly issued, fully paid and nonassessable and will be approved (if outstanding securities of the Company of the same type are at the time already approved) for listing on the Nasdaq Stock Market or for quotation or listing on the principal trading market for the securities of the Company at the time of issuance, (ii) upon delivery of such shares, they shall be free and clear of all claims, Liens, encumbrances, security interests and charges of any nature and shall not be subject to any preemptive right of any stockholder of the Company and (iii) in connection with any such issuance, the Company shall take such actions as are specified in Section 3.01(q) with respect to such shares. Each share issued or delivered by the Company hereunder shall bear the legend set forth in Section 13.11.

                                   ARTICLE VI

            Limitations on Purchases of Additional Equity Securities

                  SECTION 6.01 Purchases of Equity Securities. (a) Except as permitted by Section 6.01(b) or 6.01(c), neither Purchaser nor its Affiliates will directly or indirectly acquire any securities (including by exercise of the Warrants or Special Warrants) or take any other action that would cause the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then held by Purchaser to equal or exceed 25%.

                  (b) Nothing herein shall prevent Purchaser from purchasing any Securities pursuant to the terms of this Agreement (including through exercise of the Warrants and the Special Warrants in accordance with their respective terms) and the Purchaser shall not be treated as having breached any covenant in this Agreement solely as a result of such purchase.

                  (c) This Section 6.01 shall terminate and be of no further force or effect on the earlier to occur of (i) the fifth anniversary of the Closing and (ii) the date on which the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then owned by Purchaser (other than any Voting Securities acquired in violation of this Agreement) is greater than 50%.

                  SECTION 6.02 Additional Limitations. Other than in connection with a Buyout Transaction that is not solicited or proposed by Purchaser or its Affiliates or as specifically approved by a majority of the Non-Investor Directors, during the five-year period beginning on the date of this Agreement, Purchaser shall not, and shall not permit its Affiliates to:

                  (i) contrary to the recommendation of the Company's Board of Directors, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC), vote any shares of capital stock of the Company, initiate, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other individual, firm, corporation, partnership or other entity to initiate any stockholder proposal, provided, however, that this clause shall be inapplicable to any solicitation of proxies, or inducement or attempt to induce any other entity to initiate any stockholder proposal, in respect of any Cash Transaction or Permitted Securities Transaction approved by the Board of Directors of the Company without the approval of at least one Investor Director;

             (ii) deposit any Voting Securities into a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such securities or form, join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of Voting Securities, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act; or

            (iii) make a public request to the Company (or its directors, officers, stockholders, employees or agents) to amend or waive any provisions of this Section 6.02.


                                   ARTICLE VII

                            Transfer of Common Stock

                  SECTION 7.01 Transfer of Common Stock. (a) Other than as specifically approved by a majority of the Non-Investor Directors, prior to the second anniversary of the Closing, Purchaser will not, directly or indirectly, sell, transfer or otherwise dispose of any Shares, Special

Warrants or Warrants (except to any Affiliate of Purchaser).

                  (b) Other than as specifically approved by a majority of the Non-Investor Directors, prior to the fifth anniversary of the Closing, Purchaser will not, directly or indirectly, sell, transfer or otherwise dispose of any Shares except (i) pursuant to a registered underwritten public offering intended to achieve a broad distribution in accordance with the Registration Rights Agreement, (ii) in accordance with the volume and manner-of-sale limitations of Rule 144 promulgated under the Securities Act (regardless of whether such limitations are applicable), (iii) in a transaction exempt from the registration requirements of the Securities Act to any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons, if, prior to and after giving effect to such sale, such Person or group of Persons (A) does not or would not to Purchaser's knowledge after due inquiry, Beneficially Own (provided that for purposes of this Section 7.01(a) a Person shall be deemed to Beneficially Own all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) 5% or more of the then outstanding shares of Common Stock or (B) is an investment company registered under the Investment Company Act of 1940, as amended, or (iv) in connection with a Buyout Transaction. Purported transfers of shares of Common Stock that are not in compliance with this Article VII shall be of no force or effect.

                  (c) The provisions of clauses (a) and (b) of this Article VII shall terminate and be of no further force or effect on the earlier to occur of
(i) the fifth anniversary of the Closing and (ii) the date on which the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then owned by Purchaser (other than any Voting Securities acquired in violation of this Agreement) is greater than 50%.

                  (d) Prior to the seventh anniversary of the Closing, the Purchasers will not, directly or otherwise dispose of Shares representing 15% or more of the then outstanding Common Stock to any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) without first offering the Company the right to make an offer to purchase the Shares proposed to be so sold, transferred or otherwise disposed of. The provisions of the previous sentence shall terminate and be of no effect on the date on which the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then owned by Purchaser (other than any Voting Securities acquired in violation of this Agreement) is greater than 50%.


                                  ARTICLE VIII

                       Covenants and Additional Agreements

                  SECTION 8.01 Covenants of the Company. During the period from the date of this Agreement and continuing until the Closing, the Company agrees as to itself and the Retained Subsidiaries that, except as set forth in the Distribution Agreements or in Schedule 8.01, or to the extent that Purchaser otherwise consents in writing:

                  (a) Ordinary Course. The Retained Business will be conducted in the ordinary course in substantially the same manner as presently conducted and the Company will use commercially reasonable efforts to keep available the services of the current officers and employees engaged primarily in the Retained Business and to preserve the relationships with customers, suppliers and others having business dealings with the Retained Business.

                  (b) No Acquisitions. The Company will not, nor will it permit any of the Retained Subsidiaries to, acquire or agree to acquire (excluding any non-binding letters of intent) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than inventory) involving aggregate consideration having a value in excess of $25 million in any case or $150 million in the aggregate (in either case whether payable in cash, stock or a combination thereof); provided that (i) no such consideration shall be payable in Common Stock or stock of any Retained Subsidiary and (ii) any such consideration payable in stock of a Distributed Company shall not be payable prior to completion of the Distributions; and provided, further, that this paragraph (b) shall not limit the ability of the Company or the Retained Subsidiaries to make acquisitions in respect of businesses which will constitute part of a Distributed Company if all acquisition debt associated therewith is allocated to such Distributed Company.

                  (c) No Dispositions. The Company will not, nor will it permit any of the Retained Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of the Assets of the Retained Business other than at fair market value in the ordinary course of business consistent with past practice.

                  (d) Other Transactions. The Company will not, nor will it permit any of the Retained Subsidiaries to, do any of the following (except as otherwise expressly provided herein or in any other Transaction Agreement):

                           (i) Amend its Certificate of Incorporation (except to
                  the extent necessary to implement a shareholder rights plan pursuant to clause (ii) below), By-laws or other organizational documents (except for immaterial amendments to the

                  Certificate of Incorporation or By-laws of any Subsidiaries, provided such amendments in no way adversely affect Purchaser or the rights granted to Purchaser hereunder);

                      (ii) declare or pay any non-cash dividend or make any
                  non-cash distribution with respect to the Assets; provided, however, that the Company shall be permitted to issue rights under a customary shareholder rights plan or "poison pill" that (A) expires at Closing and (B) expressly exempts Purchaser and its Affiliates from its operation;

                     (iii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock (except upon exercise of options issued prior to the date hereof under a Company Stock
                  Plan), or any option, or warrant or right relating thereto (other than grants under the Company's 1994 Amended and Restated Long Term Incentive Plan of options to acquire not more than 685,778 shares of Common Stock in the aggregate from the separate "pools" of options that the Company has heretofore allocated in connection with certain acquisitions that the Company has made for award to employees of such acquired companies; provided that each such option shall (A) have a per share exercise price that is not less than the fair market value per share of Common Stock at the date of grant,
                  (B) vest and become exercisable no more rapidly than 25% on each of the first four anniversaries of the date of grant, and
                  (C) shall not vest or become earlier exercisable as a result of the consummation of the Transactions);

                      (iv) incur any liabilities, obligations or indebtedness
                  for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice (except as otherwise provided herein with respect to the Proposed Financings or as incurred in connection with acquisitions to the extent permitted hereby) and in an aggregate amount that would not be material to the Company;

                       (v) permit, allow or suffer any assets of the Retained Business to be subject to any Lien other than Permitted Liens;

                      (vi)  guarantee or otherwise become
                  contingently liable for any obligation of any of the Distributed Companies;

                     (vii) cancel any material indebtedness (individually or in the aggregate) relating to the Retained Business or waive any claims or rights of substantial value relating to the Retained Business;

                    (viii) pay, loan or advance any amount to, or sell, transfer or lease any of its assets relating to the Retained Business, or enter into any agreement or arrangement relating to the Retained Business with, any of the Distributed Companies or any of their respective Affiliates other than in the ordinary course of business consistent with past practice;

                      (ix) make any change in any method of accounting or
                  accounting practice or policy, except as may be required by GAAP;

                       (x) modify, amend, terminate or permit the lapse of
                  any lease of real property used in connection with, and which is material to, the Retained Business (except modifications or amendments associated with renewals of such leases in the ordinary course of business consistent with past practice of the Retained

                  Companies with respect to which Purchaser shall have the right to participate and to approve);

                      (xi) enter into, terminate, renew or modify any Contract
                  to which the Company or any Retained Subsidiary is a party or by which any of their assets are bound and which is material to the Company;

                     (xii) enter into any agreement or take any action in
                  violation of the terms of this Agreement or any of the other Transaction Agreements;

                    (xiii) settle any material tax audit, make or change any tax election or amend any Tax Returns; or

                     (xiv) agree, whether in writing or otherwise, to do any of the foregoing.

                  (e) Employee Benefits. Except (w) as set forth in Schedule 8.01(e), (x) in connection with acquisitions to the extent permitted by this Agreement or (y) in the ordinary course of business and as consistent with past practice (which shall include normal periodic performance reviews and related benefit increases) or (z) pursuant to the existing terms of any collective bargaining agreement, the Company will not, nor will it permit any of the Retained Subsidiaries to (i) increase in any manner the compensation of any of the officers or other employees of the Retained Companies; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any such officer or employee, whether past or present; (iii) enter into, or negotiate, any collective bargaining agreement with respect to employees of the Retained Companies except as required by law, in which case the Company or such Retained Subsidiary shall first notify Purchaser; or

         (iv) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, equity purchase (or other equity based plan), stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, policy, program, understanding, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment), regardless of the applicable funding arrangements, with or for the benefit of any officer or employee of the Retained Companies, or amend, renew or extend any of such plan or any of such agreements in existence on the date hereof in any manner which would, in the case of clauses (i), (ii), (iii) and (iv) above, result in liabilities that are material to the Retained Companies taken as a whole.

                  SECTION 8.02 Transaction Proposals. (a) Subject to Section 8.02(d), the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor, agent or representative of, the Company or any of its Subsidiaries to, (i) solicit or initiate, or encourage (including by furnishing non-public information) the submission of, any Transaction Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Transaction Proposal; provided, however, that prior to the Company Meeting, in response to an unsolicited written bona fide Transaction Proposal that in the good faith opinion of the Board of Directors of the Company could reasonably be expected to result in a Superior Proposal (as defined below), if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable law, the Company may, subject to compliance with Section 8.02(c), (A) furnish information with respect to the Company to such Person making such proposal pursuant to a customary confidentiality and standstill agreement with such Person and (B) participate in negotiations regarding such Transaction Proposal. For purposes of this Agreement, "Transaction Proposal" means any inquiry, proposal or offer from any Person relating to (x) any purchase or other acquisition from the Company of assets representing 25% or more of the net revenues, net income or profits of the Company and its Subsidiaries, taken as a whole, (y) any purchase or other acquisition of 10% or more of any class of Equity Securities of the Company, or
(z) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary whose business constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), in each case other than the transactions contemplated by this Agreement. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and Affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Transaction Proposal.

                  (b) Nothing contained in this Section 8.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; provided that except as set forth in this Section 8.02(b) or as permitted by Section 8.02(d), neither the Board of Directors of the Company nor any committee thereof shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Transactions, (B) approve or recommend, or propose to approve or recommend, any Transaction Proposal (C) cause or permit the Company or any of its Subsidiaries to enter into any agreement with respect to any Transaction Proposal or (D) terminate this Agreement in response to a Transaction Proposal. Notwithstanding the foregoing, if prior to the Company Meeting the Company has received a Transaction Proposal that the Board determines in good faith is a Superior Proposal, then the Board of Directors of the Company, if it determines in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable law, may (subject to the terms of this sentence and compliance with the following sentence) (i) withdraw or modify its recommendation of this Agreement, or the transactions contemplated hereby, (ii) approve or recommend such Superior Proposal, (iii) cause the Company to enter into an agreement with respect to a Superior Proposal and (iv) terminate this Agreement, in each case (as contemplated by this Section 8.02(b)) no earlier than five Business Days following Purchaser's receipt of a written notice from the Company advising Purchaser that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided, however, that neither the Company nor its Board of Directors shall take any of the actions specified in such clauses (i), (ii), (iii) or (iv) unless the Company shall have furnished Purchaser with written notice on a date prior to the date any such actions are proposed to be taken specifying such actions to be taken. In addition, if the Company or the Board of Directors of the Company proposes to take any of the actions permitted by the preceding sentence with respect to any Transaction Proposal, then the Company shall, prior to the taking of any such action, pay, or cause to be paid, to Purchaser, Purchaser's Expenses and the Termination Fee (each as defined in Section 12.09). The term "Superior Proposal" shall mean any bona fide written Transaction Proposal that has the following characteristics: (1) it is a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or readily marketable securities, (x) shares of Common Stock representing at least 20% of the Total Voting

Power, or (y) at least 25% of the assets of the Retained Subsidiaries and (2) the terms of such proposal in the good faith judgment of the Board of Directors of the Company, based on advice from the Company's financial adviser, provide consideration to the Company or the Company's stockholders that is superior to the consideration provided pursuant to this Agreement (after taking into account any modifications to this Agreement proposed by Purchaser).

                  (c) The Company shall immediately advise Purchaser orally and in writing of (i) any request for information which may relate to a Transaction Proposal, (ii) any Transaction Proposal, (iii) any inquiry with respect to or that could lead to any Transaction Proposal or (iv) any action taken in accordance with Section 8.02(a)(A) or (B), and in each case the material terms and conditions of such request, Transaction Proposal, inquiry or action and the identity of the Person making any such request, Transaction Proposal or inquiry with respect to which such action is taken. The Company will keep Purchaser reasonably informed of material developments concerning the status and details (including amendments or proposed amendments) of any such request, Transaction Proposal, inquiry or action.

                  SECTION 8.03 Modification of Transaction Agreements; Abandonment of Distributions. Notwithstanding anything to the contrary in this Agreement, the Company may in its sole discretion modify each of the Transaction Agreements relating to the Distributions and, if the Board of Directors of the Company determines in good faith that it is in the best interest of the Company to do so, abandon the Distributions.

                  SECTION 8.04 Transaction Agreements and Schedules. The Company shall use reasonable best efforts to cause (i) each of the Transaction Agreements to be entered into by the Company, School, Travel, Technology or Print, as the case may be, in connection with the Distributions, and each of the Annexes called for in this Agreement that have not been provided to Purchaser prior to the execution of this Agreement, to be delivered to Purchaser and its counsel by 7:00 p.m., New York Time, February 13, 1998 (the "Agreement Delivery Cut-Off Time"); and (ii) each of the Schedules called for in this Agreement that have not been provided to Purchaser prior to execution of this Agreement (and prior to the Schedule Review Cut-Off Time (as defined below) may supplement Schedules that have previously been supplied or may unilaterally amend this Agreement to add additional Schedules) to be delivered to Purchaser and its counsel by 7:00 p.m., New York time, January 20, 1998 (the "Schedule Delivery Cut-off Time"). Purchaser shall review such Transaction Agreements, Schedules and Annexes in good faith. Prior to the applicable Review Cut-off Time (as defined below) the Company shall make available to Purchaser and its counsel at their request all documentation related to any item set forth on any Schedule or Annex. Purchaser shall complete its review of the Transaction Agreements, and the Annexes and notify the Company that such review is complete by 7:00 p.m., New York time, on February 27, 1998 (the "Agreement Review Cut-off Time") and shall complete its review of the Schedules and notify the Company that such review is complete by 7:00 p.m., New York time, on February 3, 1998 (the "Schedule Review Cut-Off Time"); provided, however, that if any Transaction Agreement, Schedule or Annex is delivered after the applicable Delivery Cut-off Time, the applicable Review Cut-off Time for all Transaction Agreements and Annexes and for the Schedules, as the case may be shall be extended by the number of days elapsed (which, in any case, shall not be less than one) between the date of such Delivery Cut-off Time and the date of receipt by Purchaser and its counsel of such Transaction Agreement or Annex or such Schedule, as the case may be; and provided further, however, that if (A) the Transaction Agreements are not satisfactory to Purchaser in its good faith reasonable judgment, (B) the Audited Retained Business Financial Statements reflect financial information materially different from that presented in the Pro Forma Retained Business Financial Statements, or (C) any new Schedule or change or addition to the Schedules made after the date hereof is not satisfactory to Purchaser in its good faith reasonable judgment, Purchaser may terminate this Agreement upon written notice to the Company without further liability on the part of Purchaser or the Company other than pursuant to Sections 10.02 and 13.09.

                  SECTION 8.05 Company Stockholder Approval; Proxy Statement.
(a) The Company shall call a meeting of its stockholders (the "Company Meeting") for the purpose, among others, of voting upon the issuance (the "Issuance") of the Shares, the Special Warrants and the Warrants to Purchaser (the "Company Meeting Proposal").

                  (b) The Company will prepare and file with the SEC a proxy statement relating to the Company Meeting (as amended or supplemented and including documents incorporated by reference therein, the "Proxy Statement") and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company shall notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Purchaser and its counsel with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Purchaser and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Purchaser agrees to use its reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. After the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the Company Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

                  (c) The Proxy Statement will not, at the date mailed to the Company's stockholders and at the date of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information concerning Purchaser or its Affiliates supplied in writing by Purchaser or any of its Affiliates specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  (d) Subject to Section 8.02(b), the Board of Directors of the Company shall recommend that the Company's stockholders approve the Company Meeting Proposal and the Company shall use its best efforts to obtain the necessary approvals by its stockholders of the Company Meeting Proposal.

                  SECTION 8.06 Retained Companies Financing. In connection with the Proposed Financings, the Company and Purchaser shall jointly select all sources of the Proposed Financings, including determining the respective roles of such sources; provided, however, that Bankers Trust Company shall have the opportunity to be a lead in the bank financing with economics at least as favorable as any other lead in the bank financing if Bankers Trust Company's pricing is competitive. In addition, (i) Purchaser and its - counsel shall have the right to participate in any discussions or negotiations between the Company and any of its representatives, on the one hand, and its prospective lenders and their counsel, on the other, and to comment on draft loan and other documentation in respect of any such Proposed Financings and (ii) the Company shall provide -- Purchaser and its counsel copies of all correspondence between the Company and its lenders relating thereto. If, prior to the execution of any definitive documentation with respect to the Proposed Financings, based on its review of such definitive documentation, Purchaser determines in the good faith exercise of its reasonable judgment not to proceed with the transactions contemplated by this Agreement, Purchaser may terminate this Agreement upon written notice to the Company.

                  SECTION 8.07 Tender Offer. (a) The Company shall cause the commencement (as such term is defined in Rule 13e-4(a)(4) under the Exchange
Act) of the Tender Offer to purchase 37,037,037 shares of Common Stock, at a price per share equal to $27, net to the seller in cash, no later than the date specified in Schedule 8.07. Unless Purchaser shall otherwise agree, the Company's obligation to complete the Tender Offer shall be subject only to the conditions (the "Offer Conditions") set forth in Schedule 8.07. Subject to the provisions hereof, the Tender Offer shall expire on the date set forth in
Schedule 8.07; provided that the Tender Offer shall be extended from time to time if the Offer Conditions shall not have been satisfied, so long as this Agreement shall remain in effect.

                  (b) On the date of commencement of the Tender Offer, the Company shall file with the SEC an Issuer Tender Offer Statement on Schedule 13E-4 with respect to the Tender Offer (the "Tender Offer Statement"), which shall contain an offer to purchase and a related letter of transmittal (such Tender Offer Statement and the documents therein pursuant to which the Tender Offer will be made, together with any supplements or amendments thereto, are referred to hereinafter as the "Offer Documents"). After the Offer Documents are filed with the SEC, the Company shall disseminate the Offer Documents to the stockholders of the Company. If at any time prior to the expiration of the Tender Offer there shall occur any event that should be set forth in an amendment or supplement to the Offer Documents, the Company will prepare and file with the SEC and disseminate to its stockholders such an amendment or supplement.

                  (c) The Company shall give Purchaser and its counsel the opportunity to review the Offer Documents prior to their being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Offer Documents and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company shall notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Offer Documents or for additional information and shall supply Purchaser and its counsel with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Offer Documents.

                  (d) The Offer Documents will not, on the date filed with the SEC and as of the date first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to statements made therein based on information concerning Purchaser or its Affiliates supplied in writing by Purchaser or any of its Affiliates specifically for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  SECTION 8.08 Information Statements. (a) The Company shall give Purchaser and its counsel the opportunity to review the information statements to be disseminated to stockholders of the Company in connection with the Distributions (the "Information Statements") prior to its being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Information Statements and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company shall notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statements or for additional information and shall supply Purchaser and its counsel with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statements. If at any time prior to completion of the Distributions there shall occur any event that should be set forth in an amendment or supplement to the Information Statement, the Company will prepare and file with the SEC and disseminate to its stockholders such an amendment or supplement.

                  (b) The Information Statements will not, on the date filed with the SEC and as of the date first disseminated to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to statements made therein based on information concerning Purchaser or its Affiliates supplied in writing by Purchaser or any of its Affiliates specifically for inclusion in the Information Statements. The Information Statements will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  SECTION 8.09  [Intentionally omitted.]

                  SECTION 8.10 Tax Standstill. Except as permitted by Section 6.01(b) or 6.01(c), during the period ending two years after the date of the Distributions, (i) Purchaser shall not acquire any Securities or take any other action that would cause Purchaser's Percentage Interest to equal or exceed 50%, (ii) none of Purchaser, the Fund or CD&R shall act in concert with any other Person to acquire any Securities if aggregating such acquisition with the Purchaser's holdings would cause the Purchaser's Percentage Interest to equal or exceed 50%, and (iii) none of Purchaser, the Fund or CD&R shall solicit the acquisition of any Securities, provided that the provision by the Fund to its limited partners of customary reports and information, and customary communication with such limited partners on behalf of the Fund, with respect to the Fund's investment in the Company that, in either case, do not recommend any such acquisition, shall not be treated as a solicitation by the Purchaser within the meaning of this clause (iii).

                  SECTION 8.11 Access and Information. (a) So long as this Agreement remains in effect, prior to the Closing, the Company will (and will cause each of the Retained Companies, and each of their respective accountants, counsel, consultants, officers, directors, employees, agents and representatives of or to any of the Retained Companies, to) give Purchaser and its Representatives, full access during reasonable business hours to all of their respective properties, assets, books, contracts, commitments, reports and records relating to the Retained Companies, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Retained Companies and copies of any work papers relating thereto as Purchaser shall from time to time reasonably request. The Company will keep Purchaser generally informed as to the affairs of the Retained Business.

                  (b) In addition, the Company shall deliver to Purchaser, not later than the 35th day following the end of each fiscal month prior to the Closing, updated Pro Forma Retained Business Financial Statements as of the end of such fiscal month.

                  SECTION 8.12 Further Actions. (a) The Company shall, and shall cause each of the Retained Companies to, use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for each of the Retained Companies to fulfill and perform its obligations in respect of this Agreement and the Transaction Agreements to which it is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

                  (b) The Company shall (and shall cause each of the Retained Companies to), as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including but not limited to under the HSR Act and foreign antitrust filings) required under any law applicable to any of the Retained Companies, and give such reasonable undertakings as may be required in connection therewith, and (ii) use all reasonable efforts to obtain or make, or cause to be obtained or made, all Permits necessary to be obtained or made by any of the Retained Companies, in each case in connection with this Agreement or the Transaction Agreements, the sale and transfer of the Shares, the Special Warrants and the Warrants pursuant hereto, or the consummation of the other transactions contemplated hereby or thereby.

                  (c) The Company shall, and shall cause each of the Retained Companies to, coordinate and cooperate with Purchaser in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Purchaser in connection with the filings and other actions contemplated by this Agreement.

                  (d) At all times prior to the Closing Date, the Company shall promptly notify Purchaser in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Article IX to be satisfied, promptly upon becoming aware of the same.

                  SECTION 8.13 Further Assurances. Following the Closing Date, the Company shall, and shall cause each of the Retained Companies to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Purchaser, to confirm and assure the rights and obligations provided for in this Agreement and the Transaction Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.


                                   ARTICLE IX

                              Conditions Precedent

                  SECTION 9.01 Conditions to Each Party's Obligations. The obligations of the Company and Purchaser to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction prior to the Closing of each of the following conditions, each of which may be waived only if it is legally permissible to do so:

                  (a) HSR and Other Approvals. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and all other material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Governmental Entity (including, without limitation, any foreign antitrust filing) necessary for the consummation of the transactions contemplated hereby, shall have been obtained or filed or shall have occurred.

                  (b) No Litigation, Injunctions, or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered,

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


         promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements shall be in effect.

                  (c) Stockholders Vote. The Company Stockholder Approval shall have been obtained.

                  (d) Nasdaq Listing. The Shares shall have been approved for listing on the Nasdaq Stock Market, subject only to official notice of issuance.

                  (e) Consummation of Distributions. The distribution of the businesses of School, Travel, Technology, Print and their respective Subsidiaries shall have occurred pursuant to the Distribution Agreements, which shall contain provisions:

                           (i)  effecting the Pre-Distribution
                  Transactions;

                      (ii) allocating assets and liabilities among the Distributed Companies and the Retained
                  Companies;

                     (iii) allocating among the Distributed Companies an
                  aggregate of $130 million of corporate debt, in addition to acquisition debt incurred in respect of acquisitions effected after the date hereof;

                      (iv) allocating among the Distributed Companies and the
                  Company on a pro rata basis all liabilities of the Distributed Companies not properly allocable to any specific Distributed Company or to the Company;

                           (v)  with respect to current and planned
                  cross-selling opportunities between the

                  Distributed Companies and the Retained Companies;
                  and

                      (vi) allocating on a pro rata basis the transaction costs
                  associated with the Transactions.

                  (f) Tax Allocation Agreement. The Tax Allocation Agreement shall have been executed and shall contain the following provisions:

                           (i) a joint and several indemnity from the
                  Distributed Companies in favor of the Company and the Retained Subsidiaries from and against any Losses with respect to Taxes resulting from any Adverse Tax Act of any of the Distributed Companies or their Subsidiaries;

                      (ii) an indemnity from each of the Distributed Companies
                  in favor of the Company from and against any Losses with respect to Taxes resulting from the Pre-Distribution Transactions or the Distributions, as a result of the failure of the Pre-Distribution Transactions or the Distributions to qualify under sections 355 or 368 of the Code or otherwise, including, without limitation, by reason of any stock or securities of any Distributed Company failing to qualify as "qualified property" within the meaning of section 355(c)(2) of the Code, except to the extent such Losses result from any Adverse Tax Act by any of the Company, the Retained Subsidiaries, the Distributed Companies or any of their Subsidiaries, provided that each Distributed Company shall be only liable for the portion of such Losses that bears the same ratio to the aggregate amount of such Losses as the Market Capitalization of such Distributed Company bears to the aggregate Market Capitalization of the Company and the Distributed Companies and provided, further, that each Distributed Company shall be liable for 100% of any such Losses attributable to any "deferred intercompany transaction" to the extent such Loss is attributable to any "intercompany item" that such Distributed Company or any of its Subsidiaries is required to take into account immediately prior to the Distributions pursuant to Treasury Regulations section 1.1502-13;

                     (iii) customary provisions providing for control and
                  participation rights with respect to any administrative and judicial proceedings with respect to Taxes, including the right of the Person primarily responsible for the relevant indemnification obligation thereunder to control any such proceeding. Notwithstanding anything to the contrary in the preceding sentence, no Distributed Company shall be entitled to assume control of any portion of any administrative or judicial proceeding with respect to Taxes unless such Distributed Company shall have theretofore acknowledged in writing its liability for such Taxes pursuant to the Tax Allocation Agreement; and

                      (iv) Any tax saving or other benefit attributable to any
                  compensation deduction arising from or in connection with the exercise by any Employee of the Company or any of its Subsidiaries of any option granted under any of the Company Stock Plans shall be apportioned to the entity whose shares were issued upon the exercise of such option, provided that any compensation deduction arising from or in connection with any such exercise on or prior to the Closing Date by any Employee of any Distributed Company or any of its Subsidiaries shall be apportioned to such Distributed Company.

                  SECTION 9.02  Conditions to the Obligations of
the Company. The obligations of the Company to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof prior to the Closing of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Purchaser that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date) and the Company shall have received a certificate signed by an authorized officer of Purchaser to such effect.

                  (b) Opinion of Purchaser's Counsel. The Company shall have received an opinion dated as of the Closing of Debevoise & Plimpton, counsel to Purchaser, in form and substance reasonably satisfactory to the Company.

                  (c) Registration Rights Agreement. Purchaser shall have executed and delivered the Registration
         Rights Agreement.

                  SECTION 9.03 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof prior to the Closing of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Purchaser shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to such effect.

                  (b) Transaction Agreements. Each Transaction Agreement to which the Company is a party shall have been executed without modification from the forms as in existence at the Review Cut-off Time or such earlier date as Purchaser completed its review of such agreement.

                  (c) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by the Company under this Agreement, and Purchaser shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to such effect.

                  (d) Opinion of the Company's Counsel. Purchaser shall have received opinions dated as of the Closing of the general counsel of the Company, and Wilmer, Cutler & Pickering, counsel to the Company, in form and substance reasonably satisfactory to Purchaser.

                  (e) Registration Rights Agreement. The Company shall have executed and delivered the Registration
         Rights Agreement.

                  (f) Financings. The Company shall have entered into definitive documentation for the Proposed

         Financings and such definitive documentation shall be satisfactory in form and substance to Purchaser.

                  (g) Tender Offer. The Company shall have consummated the Tender Offer as provided for herein.

                  (h) Consulting Agreement; Transaction Fee. The Company shall have (A) entered into a consulting agreement with CD&R providing for an annual fee of $500,000 (plus reasonable out-of-pocket expenses) in connection with consulting and advisory services and a related indemnification agreement and (B) authorized payment to CD&R of the Transaction Fee and the Transaction Fee shall have been paid to CD&R. The consulting agreement shall terminate at the later of (i) the fifth anniversary of the Closing Date and (ii) such time as Purchaser is entitled to nominate only one Investor Director.

                  (i) Other Parties. (A) No Person or "group" (as defined in the Exchange Act), other than Purchaser, shall have acquired beneficial ownership of more than 15% of the outstanding shares of Voting Securities, and (B) no Person (other than Purchaser or one or more of its Affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock or a merger, consolidation or other business combination with or involving the Company.

                  (j) Corporate Proceedings. All corporate proceedings of the Company in connection with the transactions contemplated by this Agreement and the Transaction Agreements, and all documents and instruments incident thereto, shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received all such documents and instruments, or copies thereof, certified or requested, as may be reasonably requested.

                  (k) Management Plan. Purchaser shall have completed discussions with management which satisfactorily confirm to Purchaser that the operating prospects of the Retained Business (exclusive of acquisitions), are, taken as a whole, not materially inconsistent with the Company's forecasts (excluding (i) the impact on the Company's earnings for fiscal quarters ending prior to or including the Closing caused by the inability of the Company to complete acquisitions following announcement of the Transactions and/or to account for acquisitions as poolings of interest and (ii) the effect on the Company of being required as a result of the Transactions to change accounting treatment for past acquisitions from poolings of interests to purchases); provided, however, that this condition shall be deemed satisfied if Purchaser shall not have given notice to the Company on or prior to February 3, 1998 that Purchaser has concluded that this condition has not been satisfied.

                  (l) Board of Directors. The Board of Directors of the Company shall consist of 9 persons, including the chief executive officer of the Company, three designees of Purchaser, three persons selected by the current Board of Directors and two persons who shall be satisfactory to both Purchaser and the current Board of Directors of the Company.

                  (m) Material Adverse Effect. No event, change or development shall exist or have occurred since October 25, 1997 which has had or is reasonably likely to have a Material Adverse Effect on the Retained Companies, taken as a whole.

                  (n) Debt Amounts. The outstanding debt of the Retained Companies shall not exceed $1.4 billion (after giving effect to the Transactions and assuming conversion of all issued and outstanding 2001 Notes) and the outstanding debt of the Distributed Companies shall be at least $130 million plus the expenditures by the entities comprising such Distributed Companies for acquisitions after the date hereof.

                  (o) Options. The Company's arrangements with respect to Management options shall be satisfactory to Purchaser in its good faith reasonable judgment.


                                    ARTICLE X

                                   Termination

                  SECTION 10.01 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after the Company Stockholder Approval has been obtained:

                  (a) by mutual written consent of Purchaser and the Company;

                  (b) by Purchaser or the Company:

                           (i) if the Closing shall not have occurred prior to
                  September 30, 1998, provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement results in the failure of the Closing to occur;

                      (ii) if the Company Stockholder Approval shall not have
                  been obtained by reason of the failure to obtain the required vote upon a vote held at the Company Meeting, or such meeting shall not have been held by September 30, 1998;

                     (iii) if there shall be any statute, law, regulation or
                  rule that makes consummating the transactions contemplated hereby illegal or if any court or other Governmental Entity of competent jurisdiction shall have issued a judgment, order, decree or ruling, or shall have taken such other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such judgment, order, decree or ruling shall have become final and non-appealable;

                  (c)  by Purchaser:

                           (i) if the Company shall have failed to perform in
                  any material respect any of its obligations hereunder or shall have breached in any respect any representation or warranty contained herein qualified by materiality or shall have breached in any material respect any representation or warranty not so qualified, and the Company has failed to perform such obligation or cure such breach, within 30 days of its receipt of written notice thereof from Purchaser, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

                      (ii) if the Board of Directors of the Company or any
                  committee thereof withdraws or modifies (or publicly announces its intention to do so, or resolves to do so) in a manner adverse to Purchaser (as determined by Purchaser in its reasonable judgment) its approval or recommendation of this Agreement or the transactions contemplated hereby or approves or recommends a Transaction Proposal;

                     (iii) if the Board of Directors of the Company publicly
                  announces its determination not to effect the Distributions;

                      (iv) if any of the conditions set forth in Section 9.01 or
                  9.03 shall become impossible to fulfill (other than as a result of any breach by Purchaser of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

                           (v)  if permitted pursuant to Section 8.04
                  or 8.06;

                      (vi) if the Company shall make any substantive amendment
                  to any Transaction Agreement after the Review Cut-Off Time without Purchaser's consent;

                  (d)  by the Company:

                           (i) if Purchaser shall have failed to perform in any
                  material respect any of its obligations hereunder or shall have breached in any respect any representation or warranty contained herein qualified by materiality or shall have breached in any material respect any representation or warranty not so qualified, and Purchaser has failed to perform such obligation or cure such breach, within 30 days of its receipt of written notice thereof from the Company, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

                      (ii) if any of the conditions set forth in Section 9.01 or
                  9.02 shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

                     (iii) if permitted pursuant to Section 8.02(b).

                  SECTION 10.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Purchaser as provided in
Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Company, other than the provisions of this Section 10.02, Section 13.09 and Article XI and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                                   ARTICLE XI

                                 Indemnification

                  SECTION 11.01 Indemnification of Purchaser. The Company covenants and agrees to defend, indemnify and hold harmless each of Purchaser, its Affiliates (other than the Company and any Retained Companies), and their respective officers, directors, partners, employees, agents, advisers and representatives including, without limitation, the Fund, CD&R Investment Associates, Inc., a Delaware corporation, and CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership, and CD&R (collectively, the "Purchaser Indemnitees") from and against, and pay or reimburse the Purchaser Indemnitees for, any and all claims, demands, liabilities, obligations, losses, costs, expenses, fines or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, "Losses"), resulting from or based on (or allegedly resulting from or based on):

                  (i) any actions (including by any shareholders of the Company in connection with any derivative actions) resulting from or based on (or allegedly resulting from or based on) any of the Transactions, provided that the indemnity provided in this clause

         (i) shall not include (A) actions brought by any limited partner of the Fund against Purchaser or any of its Affiliates relating to the transactions contemplated by this Agreement, (B) Losses resulting from or based on the acts or omissions of a Purchaser Indemnitee following the Closing, (C) claims resulting from or based on (1) a breach by Purchaser of its obligations under this Agreement, (2) any contract, agreement, obligation, commitment, understanding or other arrangement between the claimant and any Purchaser Indemnitee, (3) any intentional tort by a Purchaser Indemnitee or (4) any fee, compensation or other payment to be paid to any Purchaser Indemnitee;

             (ii) subject to the limitations set forth in Section 11.03, any breach by the Company of any representation, warranty, covenant or obligation of the Company hereunder; and

            (iii) any failure of any of the Distributed Companies to satisfy its stated obligations and liabilities under the Distribution Agreements, the Tax Allocation Agreement or any of the other Transaction Agreements to which it is a party, whether by virtue of such agreement's unenforceability, the Distributed Company's bankruptcy or otherwise.

The Losses described in clauses (i), (ii) and (iii) of this Section 11.01(a) are herein referred to as "Purchaser Indemnifiable Losses". The Company shall reimburse the Purchaser Indemnitees for any legal or other expenses incurred by such Purchaser Indemnitees in connection with investigating or defending any such Purchaser Indemnifiable Losses as such expenses are incurred.

                  SECTION 11.02 Indemnification Procedures. Promptly after receipt by a Purchaser Indemnitee of notice of the commencement of any action or the written assertion of any claim, such Purchaser Indemnitee shall, if a claim in respect thereof is to be made against the Company, as the case may be (the "Indemnifying Person"), notify the

Indemnifying Person in writing of the commencement or the written assertion thereof. Failure by a Purchaser Indemnitee to so notify the Indemnifying Person shall relieve the Indemnifying Person from the obligation to indemnify such Purchaser Indemnitee only to the extent that the Indemnifying Person suffers actual and material prejudice as a result of such failure but in no event shall such failure to notify the Indemnifying Person (i) constitute prejudice suffered by the Indemnifying Person if it has otherwise received notice of the actions giving rise to such obligation to indemnify or (ii) relieve it from any liability or obligation that it may otherwise have to such Purchaser Indemnitee. In case any such action or claim shall be brought or asserted against any Purchaser Indemnitee and it shall notify the Indemnifying Person of the commencement or assertion thereof, the Indemnifying Person shall be entitled to participate therein but the defense of such action or claim shall be conducted by counsel to the Purchaser Indemnitee, provided, however, that the Indemnifying Person shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Purchaser Indemnitees, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend against such action or proceeding and provided further that a Purchaser Indemnitee shall not enter into any settlement of any such claim without the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

                  SECTION 11.03 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall expire for all purposes on the first anniversary of the Closing Date, except for the representations and warranties contained in Sections 3.01(n), 3.01(o) and 3.01(p), which shall expire for all purposes upon expiration of the applicable statute of limitations.





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



                                   ARTICLE XII

                           Interpretation; Definitions

                  SECTION 12.01  Interpretation.  As used in this
Agreement:

                  (a)  any reference to the Company and its
         Subsidiaries means the Company and each of its Subsidiaries;

                  (b) any reference to the "Retained Company" and its Subsidiaries or the "Retained Companies" means the Company and those of its Subsidiaries included in the Retained Business;

                  (c) any reference to the "Retained Subsidiaries" means the Subsidiaries of the Company included in the Retained Business;

                  (d) any reference to School, Travel, Technology or Print and their Subsidiaries means School, Travel, Technology or Print immediately after completion of the Distributions and those entities that immediately after the completion of the Distributions will be Subsidiaries of School, Travel, Technology or Print.

                  SECTION 12.02 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  "2001 Notes" is defined in the recitals to this Agreement.

                  "2003 Notes" is defined in Section 3.01(d).

                  "Adverse Tax Act" means, for any Person, any action of such Person, or any omission by such Person of an action reasonably available to it, after the date of the Distributions, that materially contributes to a Final Determination that the Pre-Distribution

         Transactions or any of the Distributions results in the recognition of gain to the Company by virtue of the Pre-Distribution Transactions or any of the Distributions failing to qualify under sections 355 or 368 of the Code, including, without limitation, by reason of any stock or securities of any Distributed Company failing to qualify as "qualified property" within the meaning of section 355(c)(2) of the Code, or otherwise.

                  "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act (as in effect on the date of this Agreement).

                  "Agreement" is defined in the recitals to this agreement.

                  "Assets" is defined in Section 3.01(k).

                  "Audited Balance Sheet" is defined in Section
         3.01(g)(iv).

                  "Audited Retained Business Financial Statements" is defined in 3.01(g)(iv).

                  "Balance Sheet" is defined in Section 3.01(g)(i).

                  "Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

                  "Business Day" means any day on which banking institutions are open in the City of New York.

                  "Buyout Transaction" means a tender offer, merger, sale of all or substantially all the Company's assets or any similar transaction that offers each holder of Voting Securities (other than, if applicable, the Person proposing such transaction) the opportunity to dispose of Voting Securities Beneficially Owned by each such holder for the same consideration or otherwise contemplates the acquisition of Voting Securities Beneficially Owned by each such holder for the same consideration.

                  "Cash Transaction" is defined in Section
         4.02(b)(i).

                  "CD&R" means Clayton, Dubilier & Rice, Inc., a
         Delaware corporation.

                  "Closing" is defined in Section 1.02.

                  "Closing Date" is defined in Section 1.02.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Common Stock" is defined in the recitals to this Agreement.

                  "Company" is defined in the recitals to this Agreement.

                  "Company Business Financial Statements" is defined in Section 3.01(g)(i).

                  "Company By-laws" is defined in Section 3.01(a).

                  "Company Charter" is defined in Section 3.01(a).

                  "Company Intellectual Property" is defined in
         Section 3.01(s).

                  "Company Meeting" is defined in Section 8.05(a).

                  "Company Meeting Proposal" is defined in Section
         8.05(a).





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



                  "Company SEC Documents" is defined in Section
         3.01(f).

                  "Company Stock Plans" is defined in Section
         3.01(d).

                  "Company Stockholder Approval" is defined in
         Section 3.01(b).

                  "Contingent Stock" means Common Stock issued after the Closing Date pursuant to (i) the Amendment to Stock Purchase Agreement, dated as of June 20, 1996, by and between the Company and Eric Watson or (ii) any security, option, warrant, call, subscription, right, contract, commitment, arrangement or understanding required to be disclosed on
         Schedule 3.01(d) but not disclosed thereon.

                  "Contract" is defined in Section 3.01(c)(i).

                  "Delivery Cut-off Time" is defined in Section
         8.04.

                  "DGCL" is defined in Section 3.01(q).

                  "Distribution Agreements" is defined in the recitals to this Agreement.

                  "Distributions" is defined in the recitals to this Agreement.

                  "Distributed Companies" is defined in the recitals to this Agreement.

                  "Employee" means any employee or former employee of any member of the Company or any of its Subsidiaries or any beneficiary or dependent of any such employee or former employee.

                  "Employee Benefit Plans" means all defined contribution, defined benefit, welfare benefit, bonus, incentive compensation, stock option, stock purchase, stock appreciation right, stock bonus, incentive, deferred compensation, insurance, medical, dental, vision, life, death benefit, fringe benefit or other employee benefit plans, programs, policies or arrangements, including without limitation, any employment, consulting, offer, secondment, severance or other termination agreement, whether or not an employee benefit plan within the meaning of section 3(3) of ERISA, maintained by the Company or any of its Subsidiaries.

                  "Environmental Law" is defined in Section
         3.01(p).

                  "Environmental Permits" is defined in Section
         3.01(p).

                  "Equity Security" means (i) any Common Stock or other Voting Securities, (ii) any securities of the Company convertible into or exchangeable for Common Stock or other Voting Securities or (iii) any options, rights or warrants (or any similar securities) issued by the Company to acquire Common Stock or other Voting Securities.

                  "ERISA" means the Employee Retirement Income
         Security Act of 1974, as amended.

                  "Exchange Act" is defined in Section 3.01(c)(ii).

                  "Filed Company SEC Documents" is defined in
         Section 3.01(i).

                  "Final Determination" means the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order of a court of competent jurisdiction;
         (ii) a closing agreement or accepted offer in compromise under Section 7121 or

         7122 of the Code, or comparable agreement under the laws of other jurisdictions, which resolves the entire tax liability for any tax period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the applicable taxing jurisdiction; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

                  "Fund" means Clayton, Dubilier & Rice Fund V
         Limited Partnership, a Cayman Islands exempted limited partnership.

                  "GAAP" means United States generally accepted accounting principles.

                  "Governmental Entity" is defined in Section
         3.01(c)(ii).

                  "Hazardous Substance" is defined in Section
         3.01(p).

                  "HSR Act" is defined in Section 3.01(c)(ii).

                  "Indemnifying Person" is defined in Section
         11.02.

                  "Information Statement"  is defined in Section
         8.08(a).

                  "Intellectual Property" means trademarks, trade names, trade dress, service marks, copyrights, domain names, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, ideas, inventions, improvements, practices, processes, formulas, designs, know-how, confidential business or technical information, computer software, firmware, data and documentation, licenses of or agreements relating to any of the foregoing, rights of privacy and publicity, moral rights, and any other similar intellectual property rights and tangible embodiments of any of the foregoing (in any medium including electronic media).

                  "Investor Directors" is defined in Section 4.01.

                  "Issuance" is defined in Section 8.05(a).

                  "knowledge of the Company" or any like expression means to the knowledge of the persons listed on
         Schedule 12.02 after due inquiry.

                  "Lien" is defined in Section 3.01(c)(i).

                  "Losses" is defined in Section 11.01(a).

                  "Market Capitalization" means, for any entity, the market capitalization of such entity determined on the basis of the average closing price for the common stock of such entity for the five-day period ending on the tenth day after the date of the Distributions.

                  "Material Adverse Effect" on or with respect to an entity (or group of entities taken as a whole) means any state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, results of operations or financial condition of such entity (or, if with respect thereto, of such group of entities taken as a whole), or on the ability of such entity (or group of entities) to consummate the transactions contemplated hereby, including the Pre-Distribution Transactions and the Distributions, or to perform its obligations under the Transaction Agreements to which it is or will be a party; provided, however, that a "Material Adverse Effect" shall exclude (i) the impact on the Company's earnings for fiscal quarters ending prior to or including the Closing caused by the inability of the Company to complete acquisitions following the announcement of the Transactions and/or to account for acquisitions as poolings of interest and (ii) the effect on the Company of being required as a result of the Transactions to change accounting treatment for past acquisitions from poolings of interests to purchases.

                  "Material Contracts" is defined in Section
         3.01(m).

                  "Material Subsidiary" is defined in Section
         3.01(a).

                  "New Security" means any Equity Security issued by the Company after the Closing; provided that "New Security" shall not include (i) any securities issuable upon conversion of any convertible Equity Security, (ii) any securities issuable upon exercise of any option, warrant or other similar Equity Security or (iii) any securities issuable in connection with any stock split, stock dividend or recapitalization of the Company where such securities are issued to all stockholders of the Company on a pro rata basis.

                  "Non-Investor Directors" is defined in Section
         4.01.

                  "Notes to Pro Forma Financial Statements" is defined in Section 3.01(g)(iii).

                  "Offer Conditions" is defined in Section 8.07(a).

                  "Offer Documents" is defined in Section 8.07(b).

                  "Other Holders" means the holders of the Other
         Shares.

                  "Other Shares" means Voting Securities not
         Beneficially Owned by Purchaser or its Affiliates.

                  "Permit" is defined in Section 3.01(c)(i).

                  "Permitted Liens" shall mean those Liens (A) securing debt that is reflected on the Balance Sheet or the notes thereto or securing debt incurred as part of the Proposed Financings, (B) referred to in
         Schedule 3.01(l), (C) for Taxes not yet due or payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (D) that constitute mechanics', carriers', workmens' or like liens, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course, (E) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers' compensation, unemployment insurance and social security, retirement and other legislation and (F) easements, covenants, declarations, rights of way, encumbrances, or similar restrictions in connection with real property owned by certain of the Retained Subsidiaries that do not materially impair the use of such real property by such Retained Subsidiaries, and in the case of Liens described in clauses (B), (C), (D), (E) or (F) that, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole.

                  "Permitted Options" is defined in Section
         4.02(a)(i).

                  "Permitted Securities Transaction" is defined in
         Section 4.02(b)(ii).

                  "Person" means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

                  "Plans" is defined in Section 3.01(o)(ii).

                  "Pre-Distribution Transactions" means the contribution of certain assets, the assumption of certain liabilities and other transfers contemplated by the respective Distribution Agreements, pursuant to which the respective businesses of School, Travel, Technology and Print will be consolidated under such corporations prior to the Distributions.

                  "Print" is defined in the recitals to this Agreement.

                  "Print Distribution" is defined in the recitals to this Agreement.

                  "Print Distribution Agreement" is defined in the recitals to this Agreement.

                  "Pro Forma Balance Sheet" is defined in Section
         3.01(g)(iii).

                  "Pro Forma Income Statements" is defined in
         Section 3.01(g)(iii).

                  "Pro Forma Retained Business Financial
         Statements" is defined in Section 3.01(g)(iii).

                  "Pro Rata Share" means the fraction of an entire issuance of New Securities, the numerator of which shall be the number of shares of Common Stock owned or receivable upon exercise of the Warrant and the Special Warrant by Purchaser and its Affiliates (other than the Company and its Subsidiaries) immediately prior to such issuance of such New Securities and the denominator of which shall be the aggregate number of shares of Common Stock outstanding immediately prior to such issuance of such New Securities and receivable upon exercise of the Warrant and the Special Warrant.

                  "Proposed Charter Amendments" is defined in
         Section 4.05.

                  "Proposed Financings" is defined in the recitals to this Agreement.

                  "Proxy Statement" is defined in Section 8.05(b).

                  "Purchase Price" is defined in Section 1.01.

                  "Purchaser" is defined in the recitals to this Agreement.

                  "Purchaser Indemnifiable Losses" is defined in
         Section 11.01(a).

                  "Purchaser Indemnitees" is defined in Section
         11.01(a).

                  "Purchaser's Expenses" is defined in Section
         13.09(b).

                  "Purchaser's Percentage Interest" means the greater of (i) the percentage of Total Voting Power, determined on the basis of the number of Voting Securities actually outstanding, that is controlled directly or indirectly by Purchaser or any Subsidiary or Affiliate of Purchaser (other than the Company and its Subsidiaries), including by beneficial ownership and (ii) the percentage of the total Fair Market Value of all classes of outstanding capital stock of the Company that is owned directly or indirectly by Purchaser or any Subsidiary or Affiliate of Purchaser (other than the Company and its Subsidiaries), including by beneficial ownership. For purposes of determining Purchaser's Percentage Interest, (a) any options, rights, warrants (including the Warrants and the Special Warrants) and similar securities that entitle the holder thereof to acquire shares of any class of capital stock of the Company, whether voting or non-voting, shall be treated as exercised; (b) any debt security that is convertible into shares of any class of capital stock of the Company, whether voting or non-voting, shall be treated as converted; and

         (c) any equity security that is convertible into shares of any class of capital stock of the Company, whether voting or non-voting, shall be treated as converted, but only to the extent that such conversion would result in Purchaser's Percentage Interest being greater than such interest would be if such conversion had not been deemed to occur.

                  "Purchaser's Total Securities" is defined in
         Section 4.01(b)(i).

                  "Registration Rights Agreement" is defined in the recitals to this Agreement.

                  "Retained Business" means the business and operation of the Retained Companies.

                  "Retained Companies" is defined in Section
         12.01(b).

                  "Retained Plans" is defined in Section
         3.01(O)(i).

                  "Retained Subsidiaries" is defined in Section
         12.01(c).

                  "Review Cut-off Time" is defined in Section 8.04.

                  "School" is defined in the recitals to this Agreement.

                  "School Distribution" is defined in the recitals to this Agreement.

                  "School Distribution Agreements" is defined in the recitals to this Agreement.

                  "SEC" means the Securities and Exchange
         Commission.

                  "Securities Act" is defined in Section
         3.01(c)(ii).

                  "Security" means at any time Equity Securities and any shares of any class of capital stock of the Company.

                  "Shares" is defined in Section 1.01.

                  "Special Warrants" is defined in the recitals to this Agreement.

                  "Special Warrant Shares" means shares of Common Stock issuable upon exercise of the Special Warrants.

                  "Subscription Notice" is defined in Section 5.01.

                  "Subsidiary" means, as to any Person, any corporation at least a majority of the shares of stock of which having general voting power under ordinary circumstances to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is, at the time as of which the determination is being made, owned by such Person, or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

                  "Superior Proposal" is defined in Section
         8.02(b).

                  "Tax Allocation Agreement" is defined in the recitals to this Agreement.

                  "Tax Returns" is defined in Section 3.01(n)(i).

                  "Taxes" is defined in Section 3.01(n)(i).

                  "Technology" is defined in the recitals to this Agreement.

                  "Technology Distribution" is defined in the recitals to this Agreement.

                  "Technology Distribution Agreement" is defined in the recitals to this Agreement.

                  "Tender Offer" is defined in the recitals to this Agreement.

                  "Tender Offer Statement" is defined in Section
         8.07(b).

                  "Termination Fee" is defined in Section 13.09(b).

                  "Total Voting Power" means at any time the total combined voting power in the general election of directors of all the Voting Securities then outstanding.

                  "Transactions" means the execution, delivery and performance of each Transaction Agreement by the Company and the consummation by the Company of the Pre-Distribution Transactions, the Distributions, the Proposed Financings, the Tender Offer, the issuance and sale by the Company of the Shares, the Special Warrants and the Warrants, and of the other transactions contemplated by the Transaction Agreements.

                  "Transaction Agreements" means, collectively, this Agreement, the Special Warrant, the Warrant, the Registration Rights Agreement, the Distribution Agreements, the Tax Allocation Agreement, the tax representation letters to be delivered in connection with the Distributions and such other agreements as are entered into to effect the Pre-Distribution Transactions, including, without limitation, any employee benefits agreement, intellectual property agreement and transitional services agreement.

                  "Transaction Fee" means an amount equal to $15 million plus out-of-pocket expenses.

                  "Transaction Proposal" is defined in Section
         8.02.

                  "Travel" is defined in the recitals to this Agreement.

                  "Travel Distribution" is defined in the recitals to this Agreement.

                  "Travel Distribution Agreement" is defined in the recitals to this Agreement.

                  "Unaudited Company Business Financial Statements" is defined in Section 3.01(g)(ii).

                  "Voting Securities" means at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

                  "Warrants" is defined in the recitals to this Agreement.

                  "Warrant Shares" means the shares of Common Stock issuable upon exercise of the Warrants.


                                  ARTICLE XIII

                                  Miscellaneous

                  SECTION 13.01 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

                  SECTION 13.02 Specific Enforcement. Purchaser, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

                  SECTION 13.03 Entire Agreement. This Agreement (including the documents set forth in the Exhibits and Schedules hereto) and the other Transaction Agreements contain the entire understanding of the parties with respect to the transactions contemplated hereby.

                  SECTION 13.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  SECTION 13.05 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally, by telecopy (except for legal process) or sent by registered mail, postage prepaid, if to:

                  The Company:

                           U.S. Office Products Company
                           1025 Thomas Jefferson Street, N.W.
                           Suite 600 East
                           Washington, D.C.  20007

                           Attention of:  Mark D. Director
                           Telecopy No.:  (202) 339-6727

                  with a copy to:

                           Wilmer, Cutler & Pickering
                           2445 M Street, N.W.
                           Washington, D.C. 20037

                           Attention of:  George P. Stamas
                           Telecopy No.:  (202) 663-6363

                  Purchaser:

                           c/o Clayton, Dubilier & Rice Fund V
                             Limited Partnership
                           1043 Foulk Road, Suite 106
                           Wilmington, Delaware

                  with a copy to:

                           Clayton, Dubilier & Rice, Inc.
                           375 Park Avenue, 18th Floor
                           New York, New York  10152

                           Attention of:  Brian D. Finn
                           Telecopy No.:  (212) 407-5200
                  with a copy to:

                           Debevoise & Plimpton
                           875 Third Avenue
                           New York, New York  10022

                           Attention of:  Franci J. Blassberg
                           Telecopy No.:  (212) 909-6836

or to such other address or telex number as any party may, from time to time, designate in a written notice given in a like manner.

                  SECTION 13.06 Amendments. This Agreement may be amended as to Purchaser and their successors and assigns (determined as provided in Section 13.08), and the Company may take any action herein prohibited, or omit to perform any act required to be performed by it, if the Company shall obtain the written consent of Purchaser. This Agreement may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought or by parties with the right to consent to such waiver, change, modification or discharge on behalf of such party.

                  SECTION 13.07 Cooperation. Purchaser and the Company agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement, including, without limitation, making all required filings under the HSR Act, if any; provided, however, that the foregoing shall not limit the ability of the Company to abandon the Distributions pursuant to Section 8.03.

                  SECTION 13.08 Successors and Assigns. All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may assign any of its rights under this Agreement without the written consent of the other party.

                  SECTION 13.09 Expenses and Remedies. (a) Whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense, except as set forth in the next seven paragraphs.

                  (b) Notwithstanding Section 13.09(a), if Purchaser terminates this Agreement pursuant to Section 10.01(c)(ii), (c)(iii) or (c)(vi) the Company shall reimburse Purchaser for the reasonable out-of-pocket expenses (including reasonable fees and expenses of legal counsel) incurred by Purchaser in connection with this Agreement or the matters contemplated hereby ("Purchaser's Expenses") and shall pay CD&R a termination fee of $25 million (the "Termination Fee").

                  (c) Notwithstanding Section 13.09(a), if the Company terminates this Agreement pursuant to Section 10.01(d)(iii), the Company shall pay Purchaser's Expenses to Purchaser and the Termination Fee to CD&R.

                  (d) Notwithstanding Section 13.09(a), if Purchaser terminates this Agreement pursuant to any provision of Section 10.01 other than those referred to in Sections 13.09(b) or the Company terminates this Agreement pursuant to any provision of Section 10.01 other than those referred to in
Section 13.09(c) and other than pursuant to Section 10.01(d)(i), the Company shall pay Purchaser's Expenses to Purchaser; provided that if Purchaser terminates this Agreement pursuant to Section 10.01(c)(iv) by reason of the failure to be satisfied of the condition set forth in Section 9.03(k), Purchaser's Expenses shall be limited to $2,000,000.

                  (e) Notwithstanding Section 13.09(a), if (i) the Company terminates this Agreement pursuant to any provision of Section 10.01 other than those referred to in Sections

13.09(c) or Purchaser terminates this Agreement pursuant to Section 10.01(b)(ii), (ii) a Transaction Proposal was made prior to September 30, 1998 and (iii) during the period ending 12 months after termination the Company enters into an agreement relating to or publicly announces, a transaction including the sale or other disposition of Equity Securities representing in excess of 20% of the Total Voting Power or 20% of the assets of the Company and its Subsidiaries, taken as a whole, then upon consummation of such transaction, the Company shall pay Purchaser's Expenses (without duplication of any Purchaser's Expenses paid pursuant to Section 13.09(d)) and the Termination Fee to CD&R.

                  (f) Notwithstanding Section 13.09(a), upon the occurrence of the Closing, the Company shall pay Purchaser's Expenses to Purchaser.

                  (g) Notwithstanding Section 13.09(a), if Purchaser terminates this Agreement pursuant to Section 10.01(c)(i) the Company shall reimburse Purchaser for Purchaser's Expenses and shall pay CD&R a termination fee of $10 million.

                  SECTION 13.10 Transfer of Shares and Warrants. Purchaser understands and agrees that neither any shares of Common Stock or any Warrants, Special Warrants, Warrant Shares or Special Warrant Shares have been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws is available. Purchaser acknowledges that except as provided in the Registration Rights Agreement, Purchaser has no right to require the Company to register shares of Common Stock, the Warrants, the Special Warrants, the Warrant Shares or the Special Warrant Shares. Purchaser understands and agrees that each certificate representing shares of Common Stock, Warrants, Special Warrants, Warrant Shares or

Special Warrant Shares (other than, with respect to the first legend, shares of Common Stock, Warrants, Special Warrants, Warrant Shares or Special Warrant Shares that are no longer subject to the provisions of Article VII and other than, with respect to the second legend, shares of Common Stock, Warrants, Special Warrants, Warrant Shares or Special Warrant Shares which have been transferred in a transaction registered under the Securities Act or exempt from the registration requirements of the Securities Act pursuant to Rule 144 thereunder or any similar rule or regulation) shall bear the following legends:

                  "THE TRANSFER OF THE SECURITIES REPRESENTED BY
         THIS CERTIFICATE IS RESTRICTED BY AN AGREEMENT ON FILE
         AT THE OFFICES OF THE CORPORATION."

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

and Purchaser agrees to transfer shares of Common Stock, Warrants and Warrant Shares only in accordance with the provisions of such legends.

                  SECTION 13.11 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, except to the extent that Delaware law mandatorily governs.

                  SECTION 13.12 Publicity. The Company and Purchaser will consult and cooperate with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement.

                  SECTION 13.13 No Third Party Beneficiaries. (a) Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement; provided, however, that the parties hereto hereby acknowledge and agree that the Distributed Companies are each third party beneficiaries of Section 6.01 of this Agreement and that the Purchaser Indemnitees (other than Purchaser) are third party beneficiaries of Article XI of this Agreement.

                  (b) Purchaser shall cooperate with the Company in connection with any tax audits or administrative or judicial proceedings with respect to the application of Section 355(e) (as ultimately enacted), including in rebutting any presumption arising under Section 355(e) of the Code.

                  SECTION 13.14 Consent to Jurisdiction. Each of the Company and Purchaser irrevocably submits to the personal exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and, to the extent permitted under applicable rules of procedure, agrees not to commence any action, suit or proceeding relating hereto except in such court). Each of the Company and Purchaser further agrees that service of any process, summons, notice or document hand delivered or sent by registered mail to such party's respective address set forth in Section 13.05 will be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Company and Purchaser irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

                  IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be duly executed as of the day and year first above written.


                                                  U.S. OFFICE PRODUCTS COMPANY

                                                  By: /s/ Thomas Morgan
                                                      -------------------------
                                                      Name: Thomas Morgan
                                                      Title: President - CEO


                                                   CDR-PC ACQUISITION, L.L.C.

                                                   By: /s/ Brian D. Finn
                                                       ------------------------
                                                       Name:  Brian D. Finn
                                                       Title: Executive Vice
                                                              President

                                                                      EXHIBIT 1
                                                        TO INVESTMENT AGREEMENT




                            TERMS OF SPECIAL WARRANTS



Exercise Price:                          $.01 per share.

Expiration Date:                         12 years from date of issuance.

Exercisability:                          To the extent of 24.9% of the sum of
                                         (A) the number of shares of Common
                                         Stock issued upon conversion of the
                                         2001 Notes, (B) the number of any
                                         shares of Contingent Stock that are
                                         issued, and (C) the number of shares of
                                         Common Stock issuable pursuant to this
                                         Special Warrant in respect of shares
                                         described in clauses (A) and (B) above;
                                         or after the second anniversary of the
                                         issuance of this Special Warrant,
                                         whichever is earlier.

Shares Subject to                        Equal to the number of shares of
Warrant:                                 Common Stock that is the difference
                                         between (i) 24.9% of the sum of (A) the
                                         outstanding shares of Common Stock as
                                         of the Closing Date after giving effect
                                         to the issuance of the Shares and the
                                         exercise of this Special Warrant, and
                                         assuming the conversion into Common
                                         Stock of all the 2001 Notes outstanding
                                         on the Closing Date at the conversion
                                         price resulting from adjustments made
                                         as a result of the Tender Offer and the
                                         Distributions and (B) the number of any
                                         shares of Contingent Stock that are
                                         issued, and (ii) 24.9% of the
                                         outstanding shares of Common Stock as
                                         of the Closing after giving effect to
                                         the issuance of the Shares.




                                                                       EXHIBIT 1
                                                         TO INVESTMENT AGREEMENT





Transferability:                         Transferable to the same extent as
                                         Shares.

Cashless Exercise:                       Permitted.

Antidilution                             Customary.
Protection:

Registration Rights:                     Same as for Shares.

Listing of Warrants:                     Upon request of Purchaser.

Listing of Shares                        Prior to Closing.
issuable upon
exercise of Warrants:

Listing of Special                       The Company will not be permitted to
Covenants:                               repurchase Common Stock if as a
                                         result thereof the exercisability of
                                         the Special Warrant will be limited.





                                                                       EXHIBIT 2
                                                         TO INVESTMENT AGREEMENT




                                TERMS OF WARRANTS




Exercise Price:                          1.5 times $270 million divided by the
                                         total number of Shares and shares of
                                         Common Stock subject to Special
                                         Warrants.

Expiration Date:                         12 years from date of issuance.

Exercisability:                          Only after the second anniversary of
                                         issuance.

Shares Subject to                        Equal to the number of the Shares
Warrant:                                 plus the number of shares subject to
                                         the Special Warrant.

Transferability:                         Transferable to the same extent as
                                         the Shares under Section 7.01.

Cashless Exercise:                       Permitted.

Antidilution                             Customary.
Protection:

Registration Rights:                     Same as for Shares.

Listing of Warrants:                     Upon request of Purchaser.

Listing of Shares                        Prior to Closing.
issuable upon
exercise of Warrants:

Listing of Special                       The Company will not be permitted to
Covenants:                               repurchase Common Stock if as a
                                         result thereof the exercisability of
                                         the Warrant will be limited.




                                                                       EXHIBIT 3
                                                         TO INVESTMENT AGREEMENT




                     TERMS OF REGISTRATION RIGHTS AGREEMENT



Registrable                              Shares issued under Investment Agreement
Securities:                              ment, Warrants, Special Warrants and other
                                         Common Stock purchased by Purchaser in
                                         compliance with the Investment Agreement.

Demand Registrations:                    Four.

Piggyback                                Unlimited.
Registrations:

Registration Fees                        Payable by the Company, including
and Expenses:                            counsel for selling stockholder.

Selection of                             Purchaser selects underwriters for
Underwriters:                            Demand Registrations subject to Company's
                                         consent which shall not be unreasonably
                                         withheld.  Company selects underwriters
                                         for Piggyback Registrations subject to
                                         Purchaser's consent which shall not be
                                         unreasonably withheld.

Priority in Exercise                     In the event of cutbacks, securities
of Registration of                       to be registered for the account of
Rights:                                  the Purchaser shall have priority
                                         over other securities to be registered
                                         in connection with Demand Registrations
                                         and over other securities to be
                                         registered for the account of other
                                         selling stockholders in Piggyback
                                         Registrations.

Indemnification:                         Customary.

Registration                             Customary including, without limitation,
Procedures:                              provision of opinions of counsel and
                                         comfort letter.


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